Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

EXELIS INC.,

HARRIS CORPORATION

and

HARRIS COMMUNICATION SOLUTIONS (INDIANA), INC.

Dated as of February 5, 2015

TABLE OF CONTENTS

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	2

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Articles of Incorporation	2
2.2.	The By-Laws	2

ARTICLE III

Directors of the Surviving Corporation

3.1.	Directors	3

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Withholding Rights	8
4.4.	No Dissenters’ Rights	9
4.5.	Treatment of Stock Plans	9

ARTICLE V

Representations and Warranties of the Company

5.1.	Organization, Good Standing and Qualification	11
5.2.	Capital Structure	13
5.3.	Corporate Authority; Approval and Fairness	14

i

5.4.	Governmental Filings; No Violations; Certain Contracts	15
5.5.	Company Reports; Financial Statements; Undisclosed Liabilities	17
5.6.	Minute Books	19
5.7.	Absence of Certain Changes	19
5.8.	Litigation and Liabilities	20
5.9.	Assets	21
5.10.	Employee Benefits	21
5.11.	Compliance with Laws; Investigations; Licenses; Regulatory Matters	25
5.12.	Government Contracts	27
5.13.	Material Contracts	30
5.14.	Real Property	33
5.15.	Takeover Statutes	34
5.16.	Environmental Matters	34
5.17.	Taxes	36
5.18.	Labor Matters	40
5.19.	Intellectual Property	42
5.20.	Insurance	44
5.21.	Universal Service Fund	45
5.22.	Information Supplied	45
5.23.	Brokers and Finders	45
5.24.	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	45

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

6.1.	Organization, Good Standing and Qualification	46
6.2.	Capitalization of Parent	48
6.3.	Capitalization of Merger Sub	48
6.4.	Stock Ownership	49
6.5.	Corporate Authority	49
6.6.	Governmental Filings; No Violations; Certain Contracts	49
6.7.	Parent Reports; Financial Statements; Undisclosed Liabilities	50
6.8.	Compliance with Laws	52
6.9.	Material Contracts	53
6.10.	Litigation	53
6.11.	Absence of Certain Changes	54
6.12.	Information Supplied	54
6.13.	Brokers and Finders	54
6.14.	Financing	54
6.15.	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	55

ARTICLE VII

Covenants

7.1.	Interim Operations	56
7.2.	Acquisition Proposals	63
7.3.	Shareholders Meeting	69
7.4.	Filings; Other Actions; Notification	70
7.5.	Access and Reports	73
7.6.	NYSE Listing; NYSE Delisting	74
7.7.	Publicity	74
7.8.	Employee Benefits	74
7.9.	Expenses	76
7.10.	Indemnification; Directors’ and Officers’ Insurance	76
7.11.	Takeover Laws	79
7.12.	Litigation	79
7.13.	Financing Cooperation	79
7.14.	Section 16 Matters	85
7.15.	Further Assurances	85
7.16.	Obligations of Merger Sub	85
7.17.	Parent Consent	85

ARTICLE VIII

Conditions

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	86
8.2.	Conditions to Obligations of Parent and Merger Sub	86
8.3.	Conditions to Obligation of the Company	87

ARTICLE IX

Termination

9.1.	Termination by Mutual Consent	88
9.2.	Termination by Either Parent or the Company	88
9.3.	Termination by the Company	89
9.4.	Termination by Parent	90
9.5.	Effect of Termination and Abandonment	90

ARTICLE X

Miscellaneous and General

10.1.	Survival	92
10.2.	Modification or Amendment	92
10.3.	Waiver of Conditions	92
10.4.	Counterparts	92
10.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	93
10.6.	Notices	95
10.7.	Entire Agreement	96
10.8.	No Third Party Beneficiaries	96
10.9.	Obligations of Parent and of the Company	96
10.10.	Transfer Taxes	97
10.11.	Definitions	97
10.12.	Severability	97
10.13.	Interpretation; Construction	97
10.14.	Assignment	98

Annex A	Defined Terms	A-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2015 (this “Agreement”), is by and among Exelis Inc., an Indiana corporation (the “Company”), Harris Corporation, a Delaware corporation (“Parent”), and Harris Communication Solutions (Indiana), Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company (i) have approved the merger of the Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, (ii) have approved and declared advisable this Agreement, (iii) in the case of the Company, have determined that the Merger is advisable and fair to and in the best interests of the Company and its shareholders, and (iv) in the case of the Company and Merger Sub, have adopted this Agreement in accordance with the Indiana Business Corporation Law (the “IBCL”) and have determined to recommend the approval of the Merger to their respective shareholders; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the IBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the IBCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at

9:00 A.M. on the third (3rd) business day (the “Closing Date”) following the day on which the last to be satisfied or (to the extent permitted by Law) waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be first satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by Law) waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, if the proceeds of the Financing are not then available in full (and Parent has complied in all respects with the provisions of the first and last sentences of Section 7.13(b), and in all material respects with the other provisions of Section 7.13(b)) on the date that would otherwise be the Closing Date, Parent and Merger Sub shall not be required to effect the Closing until such date on which the proceeds of the Financing are available in full (subject to the satisfaction or waiver of the conditions set forth in Article VIII as of such date). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana in such form as required by, and executed in accordance with, the relevant provisions of the IBCL and shall make all other filings or recordings required by the IBCL to effect the Merger. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Indiana or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Articles of Incorporation. Subject to Section 7.10, the articles of incorporation of the Surviving Corporation shall be amended at the Effective Time to be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”), until thereafter duly amended as provided therein or by applicable Law (except as to the name of the Surviving Corporation, which shall be Exelis Inc.).

2.2. The By-Laws. Subject to Section 7.10, the by-laws of the Surviving Corporation shall be amended at the Effective Time to be the by-laws of Merger Sub as in effect immediately prior to the Effective Time (the “By-Laws”), until thereafter duly amended as provided therein or by applicable Law (except as to the name of the Surviving Corporation, which shall be Exelis Inc.).

ARTICLE III

Directors of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, collectively, the “Excluded Shares”) shall be automatically converted into the right to receive: (i) $16.625 in cash (the “Per Share Cash Consideration”) and (ii) 0.1025 shares of common stock (the “Exchange Ratio”), par value $1.00 per share (the “Parent Common Stock”) of Parent (the “Per Share Stock Consideration” and collectively with the Per Share Cash Consideration, the “Per Share Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, be cancelled and cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form (“Book-Entry Shares”) shall thereafter represent only the right to receive the Per Share Consideration, without interest. All Per Share Cash Consideration to which a single record holder of Shares is entitled to receive hereunder shall be aggregated and calculations shall be rounded to the nearest whole cent.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Adjustments. If, between the date hereof and the Effective Time, the Parent Common Stock or the Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Consideration to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.1(d) shall be construed to permit Parent or the Company to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

4.2. Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall make available or cause to be made available to an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the “Exchange Agent”), amounts in immediately available cash and Parent Common Stock sufficient in order for the Exchange Agent to distribute the Per Share Consideration pursuant to Section 4.1(a) and Section 4.2(e) (the “Exchange Fund”). The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that (i) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Per Share Consideration payable to the holders of Shares and Parent shall be responsible for making available the full payment in respect thereof irrespective of any such investment (or losses thereon). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) and Section 4.2(e) shall be promptly returned to Parent. No later than five (5) business days prior to the Closing, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures.

(i) Certificates. Promptly after the Effective Time (and in any event within five (5) business days thereafter), Parent shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares (other than holders of Excluded Shares) represented by

Certificates: (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) in exchange for the Per Share Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive as Per Share Stock Consideration in respect of such holder’s properly surrendered Certificates pursuant to this Article IV, if any, (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.3) equal to the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.2(e)), if any, that such holder is entitled to receive in respect of such holder’s properly surrendered Certificates pursuant to this Article IV, and (C) any dividends and other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Per Share Consideration may be delivered to such transferee in accordance with this Section 4.2(b)(i) if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Consideration that such holder is entitled to receive pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Consideration and any dividends or other distributions payable thereon pursuant to Section 4.2(c) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (and in any event within five (5) business days thereafter), in respect of each Book-Entry Share (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive as Per Share Stock Consideration in respect of such holder’s Book-Entry Shares pursuant to this Article IV, if any, (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.3) equal to the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.2(e)), if any, that such holder is entitled to receive in respect of such holder’s Book-Entry Shares pursuant to this Article IV, and (C) any dividends and other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement.

(i) Certificates. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.2(g)) for exchange in accordance with this Article IV, there shall be issued and/or paid to the holder of Parent Common Stock issued in exchange therefor (whether in non-certificated book-entry form or represented by a physical certificate pursuant to Section 4.2(b)(i)), without interest, (i) (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender to the extent such holder holds such shares of Parent Common Stock on the applicable record date and (ii) at the time of such surrender, all dividends or other distributions with a record date prior to the Effective Time, that have been declared by the Company with respect to the Shares in accordance with the terms of this Agreement, but that have not been paid on such Shares.

(ii) Book-Entry Shares. Holders of Parent Common Stock issued in exchange for Book-Entry Shares shall be issued and/or paid, without interest, (i) (A) at the time of payment and delivery of such shares of Parent Common Stock by the Exchange Agent pursuant to Section 4.2(b)(ii), the dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and payment date subsequent to the time of such payment and delivery pursuant to clause (A) to the extent such holder holds such shares of Parent Common Stock on the applicable record date and (ii) at the time of payment and delivery of such shares of Parent Common Stock by the Exchange Agent pursuant to Section 4.2(b)(ii), all dividends or other distributions with a record date prior to the Effective Time, that have been declared by the Company with respect to the Shares in accordance with the terms of this Agreement, but that have not been paid on such Shares.

(d) Transfers; No Further Ownership Rights in Common Stock. The Per Share Consideration delivered in accordance with the terms of this Article IV upon the surrender of the Certificates (or, automatically, in the case of the Book-Entry Shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article IV). From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Per Share Consideration into which the whole shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 4.2(b) (together with any fractional share cash payment pursuant to Section 4.2(e) and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 4.2(c), in each case if applicable), without interest and (ii) there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment (rounded to the nearest whole cent) without interest, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of Parent Common Stock and (ii) the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported by Bloomberg L.P., in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the Effective Time (the “Parent Trading Price”). All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

(f) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including cash, certificates representing shares of Parent Common Stock and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) that has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Per Share Consideration and any other applicable amounts pursuant to this Section 4.2 (in each case, after giving effect to any required Tax withholdings as provided in Section 4.3) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Any Per Share Consideration remaining unclaimed by former holders of Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will distribute the Per Share Consideration and any other applicable amounts pursuant to this Section 4.2 with respect to each Share represented by such lost, stolen or destroyed Certificate.

4.3. Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and to any holder of Company Options, Company RSUs and Company Restricted Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation or by the Exchange Agent (on behalf of Parent or the Surviving Corporation), as applicable, to the applicable Governmental Entity within the period required under applicable Law, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or to the holder of Company Options, Company RSUs or Company Restricted Stock, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or Exchange Agent, as the case may be.

4.4. No Dissenters’ Rights. The parties acknowledge and agree that the holders of Shares are not entitled to any dissenters’ rights under Chapter 44 of the IBCL.

4.5. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time, each outstanding and unexercised option to purchase Shares (a “Company Option”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess, if any, of the Per Share Equity Award Consideration over the exercise price per Share of such Company Option. For purposes of this Agreement, “Per Share Equity Award Consideration” shall mean the sum of (1) the Per Share Cash Consideration plus (2) the product of (x) the Exchange Ratio and (y) the Parent Trading Price.

(b) Treatment of Restricted Stock Units. At the Effective Time, any vesting conditions or restrictions applicable to each outstanding restricted stock unit (a “Company RSU”, other than any Rollover RSU) under the Stock Plans shall lapse, and each Company RSU shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist and shall only entitle the holder of such Company RSU to receive as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the sum of the product of (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Equity Award Consideration, plus any accrued dividend payments by the Company in respect of such Company RSU; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Treatment of Restricted Stock. At the Effective Time, any restrictions or vesting conditions applicable to each outstanding Share subject to any restrictions or vesting conditions (each, a share of “Company Restricted Stock”)

under the Stock Plans shall lapse, and each such share of Company Restricted Stock shall, automatically and without any required action on the part of the holder thereof, be converted into only the right to receive the Per Share Consideration and shall cease to be outstanding, be cancelled, and cease to exist pursuant to Section 4.1, and with respect to any share of Company Restricted Stock, payment shall occur in accordance with the applicable terms and conditions of such share of Company Restricted Stock and applicable Law; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts will be paid at the earliest time such payment would not cause an impermissible payment event under Section 409A.

(d) Treatment of Rollover RSUs. At the Effective Time, each outstanding Rollover RSU shall, without any required action on the part of the holder thereof, be cancelled in exchange for a restricted stock unit covering a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to (x) the total number of Shares subject to such award of Rollover RSU immediately prior to the Effective Time, multiplied by (y) the sum of (1) the Per Share Stock Consideration plus (2)(A) the Per Share Cash Consideration divided by (B) the Parent Trading Price (a “Substitute RSU”). From and after the Effective Time, each Substitute RSU shall be subject to the same vesting conditions and payment terms as were applicable to such Rollover RSU immediately prior to the Effective Time, and the terms set forth in Section 7.1(a)(iv) of the Company Disclosure Letter. “Rollover RSU” means any Company RSU granted pursuant to and in accordance with Section 7.1(a)(iv) of the Company Disclosure Letter.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee and/or the nominating and governance committee of the board of directors of the Company, as applicable, shall use its respective reasonable best efforts to take any actions which are necessary or desirable to effectuate the provisions of Sections 4.5(a) and through 4.5(c), including adopting any resolutions, and to take any actions reasonably requested by Parent to effectuate such provisions (including, if requested by Parent, seeking acknowledgments from the holders of Company Options concerning the treatment described herein).

ARTICLE V

Representations and Warranties of the Company

Except as set forth in (x) the Company Reports (as defined in Section 5.5(a)) filed with the Securities and Exchange Commission (the “SEC”) that are publicly available as of the date of this Agreement and were filed after December 31, 2013 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in the risk factors section or in the “Cautionary Statement Concerning Forward-Looking Statements” section of any Company Reports, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Company Report filed by or on behalf of the Company after the date hereof); provided, however, that the exception provided for in this clause (x) shall not apply to Section 5.3; (y) the Form 10 filed by the Spun Entity (excluding any disclosures set forth in the risk factors section or in the “Special Note About Forward-Looking Statements” section of such Form 10 and any amendment thereto, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Form 10 filed after the date hereof); or (z) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter (other than any information set forth in Section 5.13 of the Company Disclosure Letter) shall be deemed to apply to and qualify the sections or subsections of this Agreement to which it corresponds in number and each other section or subsection of this Agreement only to the extent that the relevance of such item to such other section or other subsection is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the Laws of Indiana and the Company has all requisite corporate power and authority necessary to enable it to use its corporate name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing (if and to the extent such term is so recognized in such jurisdiction) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority; and each of the Company and each of its Subsidiaries possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and necessary to carry on its business as currently conducted, except where the failure to be so organized, existing, in good standing, qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is so recognized in such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, true, correct and complete copies of the articles of incorporation and by-laws or comparable governing documents for each of the Company and each of its Subsidiaries that are not directly or indirectly wholly owned by the Company, each as amended to the date of this Agreement, and each as made available is in full force and effect, and the Company and such Subsidiaries are each not in violation of any of their respective provisions. Section 5.1 of the Company Disclosure Letter sets forth a true and correct list of each Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company and/or by one or more of its Subsidiaries (each Person so listed, when used herein with respect to the Company, a “Subsidiary”).

As otherwise used herein, the term (a) “Subsidiary” means, with respect to any Person other than the Company, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (b) “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, as the case may be, taken as a whole; provided, however, that none of the following, or the direct results thereof, shall constitute a Company Material Adverse Effect:

(i) changes in the economy or financial markets generally in the United States;

(ii) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate;

(iii) changes in United States generally accepted accounting principles (“GAAP”) or in any Law of general applicability after the date of this Agreement;

(iv) a decline in the price, or a change in the trading volume, of the Shares (provided, however, that the exception in this clause (iv) shall not apply to the underlying causes giving rise to or contributing to any such decline or change and shall not prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition);

(v) the failure to meet internal or analysts’ expectations or projections for results of operations (provided, however, that the exception in this clause (v) shall not apply to the underlying causes giving rise to or contributing to any such failure and shall not prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition);

(vi) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or any weather-related or other force majeure event or natural disaster;

(vii) the execution, delivery, announcement or pendency of this Agreement or the consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or business partners) (provided that the exception in this clause (vii) shall not apply to any representations and warranties contained in this Article V that address the consequences from the execution, delivery, announcement or pendency of this Agreement or the consummation of the Transactions); or

(viii) actions (or omissions) of the Company and its Subsidiaries taken as expressly required to comply with the terms of this Agreement (provided that the exception in this clause (viii) shall not apply to any obligation to operate in the ordinary course of business or any similar provisions in the Agreement);

provided further, that with respect to clauses (i), (ii), (iii) and (vi) above, such event, change, effect, development, state of facts, condition, circumstance or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate.

5.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 750,000,000 Shares, par value $0.01, of which 185,810,234 were outstanding as of the close of business on February 3, 2015 (including 17,050 Shares of Company Restricted Stock issued under the Stock Plans (as defined below)) and 50,000,000 shares of preferred stock, no par value, none of which were outstanding as of the close of business on February 3, 2015. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. No Shares are held by any Subsidiary of the Company. As of the close of business on February 3, 2015, the Company holds 7,299,859 Shares in treasury. As of the close of business on February 3, 2015, 13,307,815 Shares are reserved for issuance in respect of outstanding awards authorized under the Company’s Amended and Restated 2011 Omnibus Incentive Plan (the “Amended 2011 Plan” and, together with the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”), the “Stock Plans”), 10,718,625 Shares in respect of Company Options and 2,589,190 Shares in respect of share-settled Company RSUs. Other than Shares that are reserved under the Stock Plans in respect of outstanding awards and the grant of future awards, no other Shares are reserved for issuance. Section 5.2(a) of the Company Disclosure Letter contains a list of the Company Options, Company Restricted Stock and Company RSUs (whether share- or cash-settled), including the holder, date of grant, term, number of Shares and exercise price and vesting schedule, as applicable, in each case that is true, correct and complete in all material respects as of the close of business on February 3, 2015. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, mortgage, easement, title matter or other encumbrance of any kind (excluding transfer restrictions of general applicability pursuant to securities Laws) (each, a “Lien”). Except as stated otherwise in this Section 5.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 5.2(b) of the Company Disclosure Letter sets forth (x) a list of each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as, to the Company’s knowledge and as of the date hereof, the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company.

5.3. Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to approval of this Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held prior to execution and delivery of this Agreement, the board of directors of the Company (A) unanimously determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders, approved and declared advisable this Agreement and the Merger and the other Transactions and resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”), (B) unanimously directed that this Agreement be submitted to the holders of Shares for their approval as promptly as practicable, subject to the terms of this Agreement, and (C) received the written opinion of its financial advisor, J.P. Morgan Securities, LLC to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Per Share Consideration is fair from a financial point of view to such holders (other than Parent and its Subsidiaries), a copy of which opinion has been delivered to Parent promptly after the date of this Agreement, it being understood and agreed that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub. As of the date hereof, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

5.4. Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such prospectus and proxy statement, as it may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”), (ii) (A) the filing of a Notification and Report Form by the Company pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, including those set forth on Section 5.4(a) of the Company Disclosure Letter, (iii) the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and applicable state securities, takeover and “blue sky” Laws, (iv) any filings with the Federal Communications Commission (the “FCC”) as may be required pursuant to the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC (the “Communications Laws”), (v) the filing of the Articles of Merger with the Secretary of State of the State of Indiana, and (vi) any notice pursuant to the rules and regulations of the New York Stock Exchange (the “NYSE”), there are no notices, reports, declarations, submissions or other filings required to be made by the Company with, nor are any consents, registrations, approvals, licenses, permits,

Orders or authorizations (collectively, “Consents”) required to be obtained by the Company from, any domestic or foreign governmental, quasi-governmental or regulatory authority, agency, commission, body, division, department, bureau, court or other legislative, executive or judicial governmental entity or organized securities exchange of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except where the failure to make or obtain any such Consents, has not had and would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, or conflict with the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), first refusal, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other contract, agreement, commitment, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or to which any of their respective properties, rights or other assets are subject or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, has not had and would not reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(c) As of the date hereof, the Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than ten percent (10%) of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

5.5. Company Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act since October 31, 2011 (the “2011 Distribution Date”) (such filed or furnished forms, statements, reports and documents, including any amendments thereto, the “Company Reports”). As of their respective dates of filing, or, in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act prior to the date of this Agreement, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, (A) each Company Report complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the Company Reports filed prior to the date hereof contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent all material written correspondence with the SEC since the 2011 Distribution Date, and all written correspondence with the SEC since January 1, 2014, and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports and, to the knowledge of the Company, as of the date of this Agreement, none of the Company Reports is the subject of any ongoing review by the SEC.

(b) The Company is and has been at all times since the 2011 Distribution Date in compliance in all material respects with (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the applicable provisions of the Sarbanes-Oxley Act.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (1) a summary of any such disclosure made by management to the Company’s auditors and audit committee and (2) any material written communication made by management or the Company’s auditors since the 2011 Distribution Date to the audit committee required or contemplated by listing standards of NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the January 1, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has made available to Parent a summary of all material complaints relating to other matters made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law made since the 2011 Distribution Date.

(d) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as reflected, reserved for or disclosed in the most recent audited balance sheet of the Company included in the Company’s most recent Form 10-K, as filed with the SEC prior to the date of this Agreement (the “Most Recent Balance Sheet”), (ii) as incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iii) as incurred in connection with the Transactions or (iv) that have not had and would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company Reports. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person that is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to (1) notes consistent with past practice in kind and content and (2) normal year-end audit adjustments not material in amount or effect), and each of the foregoing financial statements (i) was prepared or, in the case of Company Reports filed or furnished after the date of this Agreement, will be prepared, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and (ii) complies in all material respects with the published rules and regulations of the SEC with respect thereto.

5.6. Minute Books. The minute books of the Company have been reasonably prepared and maintained.

5.7. Absence of Certain Changes.

(a) Between December 31, 2013 and the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any event, change, effect, development, state of facts, condition, circumstance or occurrence (including any adverse change with respect to any event, change, effect, development, state of facts, condition, circumstance or occurrence existing on or prior to December 31, 2013) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries;

(v) other than in accordance with the ordinary course of business consistent with past practice, (A) any (x) material increase in the compensation payable or to become payable to the directors, officers or employees of the Company or its Subsidiaries or (y) payment to any director or officer of the Company or its Subsidiaries of any material bonus or any material profit-sharing or similar payment, or grant to any director or officer of the Company or its Subsidiaries of any rights to receive material severance, termination, change in control, retention, compensation or benefits or any Tax gross-up or (B) any establishment, adoption, entry into or amendment of any collective bargaining agreement, or any material bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, in each case, other than as required under any Benefit Plan; and

(vi) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

5.8. Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, audits (other than (x) audits in the ordinary course of business consistent with past practice in respect of Government Contracts and (y) internal Company audits that, in the case of (x) and (y), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect), to the knowledge of the Company, investigations (other than internal Company investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect), or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries except for those that, individually or in the aggregate, have not had and would not reasonably be expected to (i) have a Company Material Adverse Effect or (ii) as of the date of this Agreement, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. None of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by or with (or settlement or consent agreement subject to) any Governmental Entity (collectively, “Orders”), except for those that, individually or in the aggregate, have not had and would not reasonably be expected to (x) have a Company Material Adverse Effect or (y) as of the date of this Agreement, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

5.9. Assets. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Liens other than Permitted Liens, (b) the Company owns or leases all tangible personal property used in or necessary to conduct its business as presently conducted by the Company, except for any property, as defined in FAR 45.101, which is currently being provided to the Company by the U.S. Government or a prime contractor under a Government Contract where the Company is a subcontractor, and (c) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

5.10. Employee Benefits.

(a) Section 5.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” or “Benefit Plans” means, collectively, including the Stock Plans, each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees or directors of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, retirement, severance, retention, termination or change in control agreements, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits, in each case, whether or not material, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is or may be borne by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The Company has separately identified in Section 5.10(a) of the Company Disclosure Letter each Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(b) With respect to each Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), the Company has used its best efforts to deliver or make available to Parent, and the Company has delivered or made available in all material respects to Parent, to the extent applicable, a true and complete copy of (A) the Benefit Plan document and all related trust documents, insurance contracts or other funding vehicles, in each case including any amendments thereto, (B) a written description of such Benefit Plan if such plan is not set forth in a written document, (C) most recent Annual Report (Form 5500 Series) and accompanying schedules, most recent annual financial reports and most recent actuarial reports, if any, (D) the most recent determination or opinion letter from the Internal Revenue Service (“IRS”), if any, and (E) each current summary plan description and summary of material modifications, if any.

(c) (i) Each Benefit Plan (and any related trust or other funding vehicle), other than Multiemployer Plans and Non-U.S. Benefit Plans (each, a “U.S. Benefit Plan”), has been established, operated and administered in material compliance with its terms and applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act. (ii) All material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. (iii) To the knowledge of the Company, all Shares issuable in respect of grants of Company Options, Company Restricted Stock and Company RSUs were properly registered under the Securities Act or qualified on the grant date for exemption from registration under the Securities Act and other applicable laws (including state “blue sky” laws). To the knowledge of the Company, the Shares available for issuance under the Stock Plans have been properly registered pursuant to the Securities Act on a Form S-8 or other available form.

(d) Each U.S. Benefit Plan (and any related trust) intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification, has a request for such a letter pending with the IRS, or is a prototype plan that is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to affect adversely the qualified status of any such U.S. Benefit Plan. With respect to each Benefit Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. Neither the Company nor any of its Subsidiaries has incurred, and no condition exists that presents a risk of the Company or any of its Subsidiaries incurring, a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(e) No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability, that has resulted in or would reasonably be expected to result in, individually or in the aggregate, any material liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) under Section 4980B of the Code as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. Neither the Company, its Subsidiaries nor any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any (A) single-employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur material liability under Section 4063 or 4064 of ERISA or (B) a “multiple employer welfare plan” within the meaning of Section 3(40) of ERISA, and in each case, to the knowledge of the Company, no fact or event exists that would give rise to any such liability. Section 5.10(e) of the Company Disclosure Letter sets forth an accurate and complete list of each Multiemployer Plan.

(f) With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, except in each case, as would not reasonably be expected, individually or in the aggregate, to result in any material liability (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (v) no unsatisfied liability (other than premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (vi) the PBGC has not instituted proceedings to terminate any such Benefit Plan.

(g) As of the date of this Agreement, (A) there is no pending or, to the knowledge of the Company, threatened litigation or claim (other than routine claims for benefits) relating to the Benefit Plans and (B) there are no pending or, to the knowledge of the Company, threatened administrative investigations, audits or other administrative proceedings relating to the Benefit Plans by the U.S. Department of Labor, the PBGC, the IRS or other Governmental Entity that, in each of clauses (A) and (B) above, has resulted in or would reasonably be expected to, individually or in the aggregate, result in any material liability.

(h) Except as disclosed in Section 5.10(h) of the Company Disclosure Letter, or except as required by applicable Law, neither the Company nor any of its Subsidiaries has any obligations for retiree health, life or other welfare benefits under any Benefit Plan or collective bargaining agreement.

(i) The Company does not have any commitment to establish, modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, and there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(j) Neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employees, directors or consultants of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable under any of the Benefit Plans, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund benefits under any Benefit Plan, (iv) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend, terminate or transfer the assets of any of the Benefit Plans or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k) To the knowledge of the Company, except as would not reasonably be expected to result in a material Tax or penalty, each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(l) Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability, each Non-U.S. Benefit Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization in all material respects and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Company’s knowledge, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded and/or book-reserved, each Non-U.S. Benefit Plan is funded and/or book reserved, as appropriate, based upon reasonable country-specific actuarial assumptions. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation or claim relating to Non-U.S. Benefit Plans, except as would not reasonably be expected to, individually or in the aggregate, result in any material liability.

5.11. Compliance with Laws; Investigations; Licenses; Regulatory Matters.

(a) Since the 2011 Distribution Date, the businesses of each of the Company and its Subsidiaries have been and are being conducted in compliance in all material respects with applicable federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, arbitration award, agency requirement, or decree issued, promulgated or entered into by or with any Governmental Entity (collectively, “Laws”). No material audit (other than (x) audits in the ordinary course of business consistent with past practice in respect of Government Contracts and (y) internal Company audits that, in the case of (x) and (y), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect), to the knowledge of the Company, investigation (other than internal Company investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect), or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(b) (i) The Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such Licenses are in full force and effect in all material respects. Section 5.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each License that is issued or granted by the FCC (each, an “FCC License”) to the Company or any of its Subsidiaries. No material default under, or material violation of, any FCC License or other material License has occurred that has not been fully cured pursuant to a corrective action. To the Company’s knowledge there is not currently threatened any revocation, adverse modification or cancellation of any FCC License or other material License.

(c) The Company and each of its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and associated executive orders, and the Laws implemented by the Office of Foreign Assets Control, United States Department of Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”). The Company and each of its Subsidiaries are in compliance in all material respects with the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication during the past five years that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance with the Export Control Laws.

(d) (i) The Company, its Subsidiaries and their respective Representatives are and since the 2011 Distribution Date have been in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. No proceeding by or before any Governmental Entity involving the Company, any of its Subsidiaries or any of their Representatives involving FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of the Company, threatened. Since the 2011 Distribution Date, no civil or criminal penalties have been imposed on the Company or any of its Subsidiaries with respect to violations of any applicable anti-bribery, anti-corruption or anti-money laundering law, nor have any disclosures been submitted to any Governmental Entity with respect to alleged violations of the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law.

(e) Neither the Company nor any of its Subsidiaries is a “Specially Designated National” or other “Blocked Person” identified by the U.S. Government, nor a Person that is owned or controlled by or acts on behalf of a “Specially Designated National” or “Blocked Person.” To the Company’s knowledge, none of the Company’s affiliates or brokers or any director, officer, employee, nor authorized agent of the Company or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned by, directly or indirectly, any “Specially Designated National” or “Blocked Person.” None of the Company or any of its Subsidiaries has engaged in or, to the knowledge of the Company, facilitated any prohibited transactions with a “Specially Designated National” or other “Blocked Person” without proper prior authorization from the U.S. Government.

5.12. Government Contracts.

(a) For purposes of this Agreement, a “Major Company Government Contract” means each Government Contract with a value in excess of $100,000,000 to which the Company or any of its Subsidiaries is a party and is in effect (i.e., has not completed performance and received final payment), and “Major Company Bid” means each current Government Bid over $100,000,000 to which the Company or its Subsidiaries is a party, and for which an award has not been issued as of the date of this Agreement. A current, accurate and complete list as of the date hereof of all such Major Company Government Contracts and Major Company Bids is set forth in Section 5.12(a) of the Company Disclosure Letter, which list excludes indefinite delivery, indefinite quantity Contracts (“IDIQ Contracts”) that would be considered Major Company Government Contracts or the subject of Major Company Bids solely due to such IDIQ Contract’s ceiling value. For purposes of this Agreement, a “Company Government Contract” means each Government Contract with a value in excess of $5,000,000 to which the Company or any of its Subsidiaries is a party and is in effect (i.e., has not completed performance and received final payment), and “Company Bid” means each current Government Bid over $5,000,000 to which the Company or its Subsidiaries is a party, and for which an award has not been issued as of the date of this Agreement.

(b) Each Company Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect, and no Company Bid or Company Government Contract is currently the subject of bid or award protest proceedings.

(c) The Company and its Subsidiaries have complied in all material respects with the terms and conditions of each Company Government Contract and Company Bid as required, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein.

(d) Since the 2011 Distribution Date, (i) all representations, certifications and disclosures made by the Company and its Subsidiaries with respect to any Company Government Contract or Company Bid were current, accurate and complete at the time of disclosure, in each case in all material respects, as of their effective date and (ii) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing or, to the Company’s knowledge, orally, that the Company or any of its Subsidiaries has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract and Company Bid.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any notice of termination for convenience, notice of termination for default, stop work order, material cure notice or material show cause notice (or in the case of contracts governed by Laws other than the state or federal Laws of the United States, or the functional equivalents thereof, if any) pertaining to any Company Government Contract, and no Governmental Entity has threatened to issue any such notice. To the knowledge of the Company, since December 31, 2013, neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity pertaining to any Company Government Contract to which the Company or any of its Subsidiaries is party indicating that it intends to cancel or otherwise adversely modify in any material respect its relationship with the Company or its Subsidiaries, other than in a manner that would not materially adversely impact such Company Government Contract.

(f) Since the 2011 Distribution Date, no material claim has been made against the Company or its Subsidiaries in connection with any Government Contract with a value in excess of $1,000,000 to which the Company or any of its Subsidiaries is a party and is in effect, under the United States civil or criminal False Claims Act, federal or state fraud statutes (as such concept is defined under the state or federal Laws of the United States).

(g) To the knowledge of the Company, there exist no outstanding material asserted disputes, claims or written requests for equitable adjustment for an amount in excess of $5,000,000 between the Company or any of its Subsidiaries and either the U.S. Government or any prime contractor, subcontractor, vendor or other Person arising under or relating to any Company Government Contract or Company Bid.

(h) Since the 2011 Distribution Date, (x) neither the Company nor any of its Subsidiaries has received any material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract by any Governmental Entity and, (y) to the knowledge of the Company, no facts exist that would reasonably be expected to result in material adverse or negative past performance evaluations or ratings by any Governmental Entity, in each case of (x) and (y), that would make the Company or any of its Subsidiaries ineligible to bid on new Government Contracts.

(i) Since the 2011 Distribution Date, none of the Company, any of its Subsidiaries or any director or officer has been debarred or suspended, or to the knowledge of the Company, proposed for debarment or suspension, from participation in the award of Contracts or subcontracts for or with any Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

(j) Other than in the ordinary course of business consistent with past practice, since the 2011 Distribution Date, no costs incurred by the Company or any of its Subsidiaries pertaining to any individual Company Government Contract have been proposed for disallowance in a Defense Contract Audit Agency audit report, or deemed finally disallowed, in each case in writing by a Governmental Entity. Since January 1, 2012, no material payment due to the Company or any of its Subsidiaries pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off money, and to the knowledge of the Company, the Company and its Subsidiaries are entitled to all material progress or other payments received to date with respect thereto.

(k) All material Company Owned Intellectual Property delivered or used by the Company and its Subsidiaries in performance of a Company Government Contract, including material technical data, material computer software and material computer software documentation, other than third party software, has included in all material respects the proper restrictive legends, such as, where appropriate, “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” within the meaning of the FAR and the Department of Defense FAR Supplement.

(l) Except as set forth in Section 5.12(l) of the Company Disclosure Letter:

(i) Since the 2011 Distribution Date, neither the Company nor any of its Subsidiaries, nor any of the respective directors, officers or employees, nor to the knowledge of the Company any consultants or agents of the Company or any of its Subsidiaries, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the knowledge of the Company, threatened in writing, “whistleblower” or “qui tam” lawsuit, or, to the knowledge of the Company, any audit or investigation of the Company or any of its Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Company Government Contract.

(ii) Since January 1, 2012, (X) neither the Company nor any of its Subsidiaries has made any voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement or omission arising under or relating to a Company Government Contract and (Y) neither the Company nor any of its Subsidiaries has made any disclosure under the Federal Acquisition Regulation (“FAR”) mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s knowledge, there are no facts that would require mandatory disclosure under the FAR.

(m) The Company and its Subsidiaries and their respective employees possess all facility and personnel security clearances necessary to perform all Government Contracts, and all such security clearances are valid and in full force and effect. Since the 2011 Distribution Date, the Company and its Subsidiaries have complied in all material respects with all security obligations incorporated in any Government Contract and all national security obligations applicable to the Company and its Subsidiaries relating to the safeguarding of and access to classified information, including without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006).

(n) To the knowledge of the Company, the Company, its Affiliates, its Subsidiaries or other related Persons are not currently limited, prohibited or otherwise restricted from performing or bidding for any material work or material future business opportunities due to “organizational conflicts of interest” (as defined in FAR Subpart 9.5) or Company Government Contract terms or provisions, except pursuant to existing organizational conflicts of interest mitigation plans submitted by the Company or any of its Subsidiaries in connection with any Company Government Contract.

(o) As used in this Agreement, the following definitions shall apply:

(i) The term “Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor which, if accepted or awarded, would result in a Company Government Contract;

(ii) The term “Government Contract” means any prime contract, subcontract, basic ordering agreement, purchase order, task order, delivery order or change order between the Company or any of its Subsidiaries, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii) above. A task, purchase, delivery, change or work order under a Company Government Contract will not constitute a separate Company Government Contract, for purposes of this definition, but will be part of the Company Government Contract to which it relates.

5.13. Material Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that materially limits, curtails or restricts or purports to materially limit, curtail or restrict either (x) the type of business in which the Company or any of its Subsidiaries may engage or the locations in which any of them may so engage in any business or (y) the ability of the Company or any of its Subsidiaries to hire or solicit for hire for employment any individual or group as would be material to the Company and its Subsidiaries, taken as a whole, in each case pursuant to this clause (ii) except for Government Contracts and teaming agreements entered into in the ordinary course of business consistent with past practice;

(iii) for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person, in each case pursuant to which the Company and its Subsidiaries would reasonably be expected to be obligated to contribute assets with a fair market value in excess of $2,000,000 in any twelve month period, in each case excluding any teaming agreement entered into in the ordinary course of business consistent with past practice;

(iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness of any Person in excess of $2,000,000 or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Merger and the other Transactions, other than Contracts between or among the Company and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries;

(v) that is a collective bargaining agreement;

(vi) that is (x) (1) a long-term supply Contract that is not specific to the fulfillment of a customer Contract, (2) any Contract in respect of the needs of an individual division of the Company that is not specific to the fulfillment of customer Contracts, or (3) a Contract in respect of the needs of the Company’s headquarters operations that is not specific to the fulfillment of a customer Contract that, in each case, involves or would reasonably be expected to involve aggregate payments by the Company and/or its Subsidiaries in excess of $5,000,000 in any twelve-month period, or (y) a Contract that is otherwise material to the business of the Company or any of its Subsidiaries, in the case of each of (x) and (y), other than (A) any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less, (B) any Government Contract or other customer Contract, (C) Contracts that support one or more Government Contract or other individual Contract with customers for which the Company is substantially fully reimbursed for such Contract pursuant to such Government Contract or Contract with such customer (such Contracts, “Direct Charge Contracts”), (D) any lease, sublease, rental or occupancy agreement, license, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property, (E) Contracts relating to Benefit Plans, (F) Contracts relating to insurance policies or (G) Contracts with distributors or sales agents that are commission-based;

(vii) that, to the knowledge of the Company, includes an indemnification obligation of the Company or any of its Subsidiaries (including any obligations to advance funds for expenses), other than Contracts containing indemnification obligations which would not reasonably be expected to obligate the Company to pay in excess of $5,000,000;

(viii) is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $10,000,000, (B) any third party has the right to acquire any assets of the Company or any of its Subsidiaries with a fair market value or purchase price of more than $10,000,000, or (C) any third party has the right to acquire any interests in the Company or any of its Subsidiaries, other than, in the case of clauses (A) and (B), acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice;

(ix) between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(x) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the Company’s ability to consummate the Transactions;

(xi) that is material to the Company and its Subsidiaries, taken as a whole, and was not negotiated and entered into on an arm’s-length basis, other than agreements between the Company and its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company;

(xii) that contains any standstill provision to which the Company or any of its Subsidiaries is subject or a beneficiary thereof;

(xiii) that contains any most favored nation provision or similar preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject, which is material to the Company and its Subsidiaries, taken as a whole, other than Government Contracts, teaming agreements and the Company’s GSA Schedules; or

(xiv) that limits or restricts the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as applicable, (B) to make loans to the Company or any of its Subsidiaries or (C) to grant Liens on the property of the Company or any of its Subsidiaries.

Each such contract described in Section 5.13(a) above, together with all Contracts filed as exhibits to the Company Reports is referred to herein as a “Material Contract.”

(b) Section 5.13(a) of the Company Disclosure Letter sets forth a reasonably detailed description of each reason why each Contract listed therein is disclosed in response to the applicable subsection of Section 5.13(a) of the Company Disclosure Letter. Each of the Material Contracts is binding on the Company or its Subsidiaries, as the case may be, subject to the Bankruptcy and Equity Exception, and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract. Each of the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and neither the Company nor any of its Subsidiaries has received notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.14. Real Property.

(a) Except in any such case, individually or in the aggregate, that has not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens other than Permitted Liens and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b) Section 5.14(b) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(c) Section 5.14(c) of the Company Disclosure Letter contains a true and complete list of the real property leased or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”). Each lease, sublease, rental or occupancy agreement, license, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any

Leased Real Property (the “Leases”) is binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each such Lease. Each of the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any such Lease is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and neither the Company nor any of its Subsidiaries has received notice from the other party to any such Lease of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Lease.

(d) As used herein, the term “Permitted Lien” means (a) encumbrances for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; and (c) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

5.15. Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 6.4, the board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions all applicable state anti-takeover statutes or regulations and all takeover-related provisions set forth in the articles of incorporation or bylaws of the Company, including the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL, in each case, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions. Subject to the foregoing, to the knowledge of the Company, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement or the Transactions.

5.16. Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and since the 2011 Distribution Date have been in compliance with all applicable Environmental Laws which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law; (ii) there have been no Releases of Hazardous Materials on, under, from or affecting any properties or facilities currently or, to the knowledge of the Company formerly, owned, leased or operated by the Company or any of its Subsidiaries or, to the knowledge of the Company any predecessor of any of them, under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person whose conduct would result in liability to the Company or any of its Subsidiaries, has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company any predecessor of any of them, is subject to any Order of or with any Governmental Entity, or any indemnity or other contract obligation with any other Person, relating to obligations or liabilities under Environmental Laws; (v) neither the Company nor any of its Subsidiaries has received any unresolved written claim, notice or complaint, or is subject to any proceeding relating to or alleging noncompliance with or liability under Environmental Laws, and no such matter is threatened to the knowledge of the Company; and (vi) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, or cost pursuant to any Environmental Law with respect to the Company or any of its Subsidiaries.

(a) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means any federal, state, local or foreign statute, Law or Order relating to: (A) the protection, investigation or restoration of the environment, or natural resources, (B) the handling, use, disposal, release or threatened release of any Hazardous Materials or (C) Release of Hazardous Materials to indoor air, employee exposure to Hazardous Materials, wetlands, pollution, contamination or any injury or threat of injury to persons or property arising from any Hazardous Material.

(ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, and radioactive substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited or regulated by or pursuant to, any Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into the environment.

5.17. Taxes. Except as set forth on Section 5.17 of the Company Disclosure Letter:

(a) All income, franchise and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects and all income, franchise and other material amounts of Tax due and owing by the Company or any of its Subsidiaries (whether or not shown on any such Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments).

(b) The Company and each of its Subsidiaries have withheld and timely paid to the appropriate taxing authorities all material Taxes required to be withheld in compliance with all Tax withholding provisions.

(c) No issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in Section 5.17(a) are currently pending, no such Tax Return is currently being examined by any taxing authority nor has the Company or any of its Subsidiaries received any written notice from a taxing authority that it intends to conduct an examination and all material deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, settled or withdrawn.

(d) Other than the Tax Matters Agreements, neither the Company nor any of its Subsidiaries is a party to any Contract providing for the allocation or sharing of Taxes with a Person other than the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries owes any material amount (or is reasonably expected to owe any material amount) to any Person other than to the Company or its Subsidiaries under the Tax Matters Agreements.

(f) (i) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, and (ii) the Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Neither the Company nor any of its Subsidiaries (i) has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is the common parent (other than with respect to the consolidated group of the Distributing Entity), (iii) has transferee or successor liability for the unpaid Taxes of any other Person (other than as a result of the operation of Treasury Regulations Section 1.1502-6 with respect to the Distributing Entity), (iv) has granted any extension for the assessment or collection of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), which Taxes have not since been paid, (v) is subject to any private letter ruling of the IRS or comparable material rulings of other taxing authorities (other than the 2011 Distribution Letter Ruling), (vi) has, or has ever had (during any taxable period remaining open for the assessment of Tax by the applicable taxing authority under its statute of limitations), a permanent establishment in any country other than the country of its organization; or (vii) has granted to any Person (other than the Company or any of its Subsidiaries) any power of attorney that is currently in force with respect to any Tax matter.

(h) None of the Company, any of its Subsidiaries or any Person acting on their behalf has (i) agreed to or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any material changes in accounting methods that relate to its business or operations or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

(i) Except as set forth in Section 5.2(a), no Shares are held by the Company or any of its Subsidiaries.

(j) To the knowledge of the Company:

(i) each of the 2011 Distributions, taking into account any transactions related to each of the 2011 Distributions, as applicable, qualified as transactions under Section 368(a)(1)(D) of the Code and Section 355 of the Code, and the stock or securities distributed in each 2011 Distribution constituted “qualified property” for purposes of Section 361(c)(2) of the Code;

(ii) the 2011 Distribution Opinion is in effect and has not been withdrawn or otherwise materially modified;

(iii) the 2011 Distribution Letter Ruling is in effect and has not been revoked, withdrawn or otherwise materially modified by the IRS; and

(iv) (A) none of the facts or representations in the 2011 Distribution Opinion, the 2011 Distribution Representation Letters or the 2011 Distribution Letter Ruling were, when made or as of the 2011 Distribution Date, untrue or incorrect in any material respect, and (B) there are no facts, circumstances or transactions arising after the 2011 Distribution Date that would make any of such facts or representations, when made, as of the 2011 Distribution Date or to the extent relevant, thereafter, untrue or incorrect in any material respect.

(k) Each of the 2014 Distributions, taking into account any transactions related to each of the 2014 Distributions, as applicable, qualified as transactions under Section 368(a)(1)(D) of the Code and Section 355 of the Code, and the stock or securities distributed in each 2014 Distribution constituted “qualified property” for purposes of Section 361(c)(2) of the Code.

(l) The 2014 Distribution Opinion is in effect and has not been withdrawn or otherwise materially modified.

(m) None of the facts or representations in the 2014 Distribution Opinion or the 2014 Distribution Representation Letters were, when made or as of the 2014 Distribution Date, untrue or incorrect in any material respect. To the knowledge of the Company, there are no facts, circumstances or transactions arising after the 2014 Distribution Date that would make any of such facts or representations, when made, as of the 2014 Distribution Date or to the extent relevant, thereafter, untrue or incorrect in any material respect.

(n) Since the 2011 Distribution Date and the 2014 Distribution Date, as applicable, none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, the Distributing Entity, Xylem Inc., the Spun Entity or any Affiliates of the Distributing Entity, Xylem Inc. or the Spun Entity, has taken any action that would (or failed to take any action the omission of which would) reasonably be expected (i) to cause any of the Applicable Distributions (taking into account any transactions related to each of the Applicable Distributions, as applicable) not to qualify as transactions under Section 368(a)(1)(D) of the Code and Section 355 of the Code or (ii) to cause any stock or securities distributed any Applicable Distribution not to be treated as “qualified property” for purposes of Section 361(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has knowledge of any facts, circumstances or transactions, that would reasonably be expected (i) to cause any of the Applicable Distributions (together with the relevant transactions applicable to each of the Applicable Distributions) not to qualify as transactions under Section 368(a)(1)(D) of the Code and Section 355 of the Code or (ii) to cause any stock or securities distributed in each Applicable Distribution not to be treated as “qualified property” for purposes of Section 361(c)(2) of the Code.

(o) Other than the Applicable Distributions, none of the Company or any of its Subsidiaries has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(p) None of the Company or any of its Subsidiaries has filed an election under Section 338(h)(10) of the Code or under any similar provision of state, local or foreign Law with respect to any of the Applicable Distributions.

(q) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “2011 Distributions” has the meaning ascribed to the term “Distributions” under Sections 1.1(27)(a) and (b) of the 2011 Distribution Tax Matters Agreement;

(ii) “2011 Distribution Letter Ruling” means the letter ruling issued by the IRS to the Distributing Entity in connection with the 2011 Distributions;

(iii) “2011 Distribution Opinion” means the unqualified “will” opinion delivered by Simpson Thacher & Bartlett LLP in connection with the 2011 Distributions, to the effect that the 2011 Distributions will satisfy the device requirement under Section 355(a)(1)(B) of the Code and the business purpose requirement under Treasury Regulations Section 1.355-2(b);

(iv) “2011 Distribution Representation Letters” means the representation letters delivered to Simpson Thacher & Bartlett LLP in connection with the 2011 Distribution Opinion;

(v) “2014 Distribution Date” means September 27, 2014, the date on which the then-outstanding common stock of the Spun Entity was distributed by the Company to its shareholders;

(vi) “2014 Distributions” has the meaning ascribed to the term “Distributions” under Section 1.1 of the 2014 Distribution Tax Matters Agreement (the 2014 Distributions, collectively with the 2011 Distributions, the “Applicable Distributions”);

(vii) “2014 Distribution Opinion” means the unqualified “will” opinion delivered by Simpson Thacher & Bartlett LLP to the Company in connection with the 2014 Distributions, upon which the Company may rely to confirm that the 2014 Distributions will not result in 2014 Distribution Taxes, except with regard to whether any subsequent transaction could result in any of the 2014 Distributions being taxable under Section 355(e) of the Code or otherwise;

(viii) “2014 Distribution Representation Letters” means the representation letters delivered to Simpson Thacher & Bartlett LLP in connection with the 2014 Distribution Opinion;

(ix) “2014 Distribution Taxes” has the meaning ascribed to the term “Separation Taxes” under Section 2.1(b) of the 2014 Distribution Tax Matters Agreement.

(x) “Protective 2014 Distribution Election” means any election under Section 336(e) of the Code (or any similar election under any similar provision of state, local or foreign Law) referenced in Section 4.5 of the 2014 Distribution Tax Matters Agreement.

(xi) “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(xii) “Tax Matters Agreements” means (A) the Tax Matters Agreement by and among ITT Corporation (the “Distributing Entity”), Xylem Inc. and the Company, dated as of October 25, 2011 (the “2011 Distribution Tax Matters Agreement”) and (B) the Tax Matters Agreement by and among the Company and Vectrus, Inc. (the “Spun Entity”), dated as of September 25, 2014 (the “2014 Distribution Tax Matters Agreement”); and

(xiii) “Tax Return” means all returns and reports and amendments thereto (including elections, declarations, disclosures, schedules, claims for refund, estimates and information returns) required to be supplied to a taxing authority relating to Taxes.

5.18. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other material Contract with a labor union, works council, labor organization or similar organization. To the knowledge of the Company, there are no organizational efforts by any individual or group of individuals, including representatives of any labor organizations or labor unions, with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries, nor has there been any demand for recognition from such group since January 1, 2012. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization. There is not pending or, to the knowledge of the Company, threatened, nor has there been since January 1, 2012, any labor strike, walk-out, work stoppage, slow-down, lockout, or other material labor dispute, or arbitration or grievance involving the Company or any of its Subsidiaries. The consummation of the Transactions shall not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries.

(b) Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in any material liability, the Company and each of its Subsidiaries is in substantial compliance with all applicable Laws respecting labor, employment, discrimination in employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

(c) Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in any material liability, there are no complaints, charges or claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship.

(d) Neither the Company nor any of its Subsidiaries has any direct or indirect material liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than an employee, with respect to any misclassification of any employee as exempt versus non-exempt under the Fair Labor Standards Act and any state or local minimum wage and/or overtime Law, and neither the Company nor any of its Subsidiaries has any notice or knowledge of any pending or threatened material claim by any Person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.

(e) As of the date of this Agreement, to the Company’s knowledge, no current executive at Grade 19 or above has given notice of termination of employment with the Company or any of its Subsidiaries. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to or is bound by any noncompetition agreement with another party that may materially affect the business or operations of the Company and its Subsidiaries.

5.19. Intellectual Property.

(a) The Company Registered Intellectual Property is, to the knowledge of the Company, (i) subsisting, valid and enforceable, and (ii) not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or rights to, such Intellectual Property.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. Since the 2011 Distribution Date, neither the Company nor any of its Subsidiaries has received any written notice of a claim challenging the validity, enforceability or ownership of any Company Owned Intellectual Property.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in or necessary for their respective businesses as presently conducted and as presently planned to be conducted as set forth in the written business plans of the Company and its Subsidiaries, all of which rights will survive unchanged after the consummation of the Merger and the other Transactions.

(d) To the knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company Owned Intellectual Property by any third party. Since January 1, 2013, neither the Company nor any of its Subsidiaries has brought any claim, action, suit or proceeding for infringement, misappropriation or other violation of any Intellectual Property.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Company’s and its Subsidiaries’ businesses and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided or under development by the Company or its Subsidiaries has not and does not materially infringe, misappropriate or otherwise violate any Intellectual Property of any third party. Since the 2011 Distribution Date, neither the Company nor any of its Subsidiaries has received any written notice (including invitations to take a license) from any Person alleging that either the Company or any of its Subsidiaries is materially infringing, misappropriating or otherwise violating the Intellectual Property of any third party.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no currently used or distributed software (or products containing software) owned by or developed by or for the Company or any of its Subsidiaries is subject to any Open Source License or has been used or distributed in violation of any Open Source License.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all of their respective privacy policies and, in jurisdictions in which the Company or any of its Subsidiaries collects, stores, transfers or uses personal information, with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, processing, transfer (including cross-border transfers), disclosure and use of personally identifiable information, and (ii) the Company and its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of customer, employee and other personally-identifiable or other confidential or trade secret information, and no Person has gained unauthorized access to, or misused, any such information.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the IT Assets owned, used or held for use by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their businesses, and (ii) are sufficient for the current needs of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology. To the Company’s knowledge, no third party has gained unauthorized access to any IT Assets owned, used or held for use by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that such IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s and its Subsidiaries’ ownership of or rights to use or hold for use any material Intellectual Property owned, used, or held for use in the conduct of their business.

(j) For purposes of this Agreement, the following terms have the following meanings:

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries and is material to the Company’s or any of its Subsidiaries’ businesses.

“Company Registered Intellectual Property” means any and all Company Owned Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity and is material to the Company’s or any of its Subsidiaries’ businesses.

“Intellectual Property” means all rights anywhere in the world in or to any or all of the following: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions, discoveries, ideas and improvements, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewals, extensions, re-issues and re-examinations; (iii) trade secrets, know-how, data and databases; (iv) published and unpublished works of authorship, whether copyrightable or not (including software, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

“Open Source License” means any license identified as an open source license by the Open Source Initiative (www.opensource.org).

5.20. Insurance. All material fire and casualty, general liability, business interruption, director and officer, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal insurable risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount appropriate for the businesses of the Company and its Subsidiaries, except in each case for any such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not been notified of any intention to adversely modify or terminate any Insurance Policy. As of the date of this Agreement, the Company has made available to Parent and Merger Sub a listing of each material pending claim under any Insurance Policy, which listing identifies the relevant claim amount.

5.21. Universal Service Fund. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has provided since January 1, 2013 or currently provides services subject to contributions to the Universal Service Fund established by the FCC, pursuant to the Communications Laws.

5.22. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 of Parent (together with any amendments or supplements thereto, the “Form S-4”) to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent, Merger Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Proxy Statement/Prospectus.

5.23. Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or other financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which J.P. Morgan Securities, LLC is entitled to any fees and expenses in connection with any of the Transactions.

5.24. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent and Merger Sub by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the

Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Company will have no claim against Parent or any of its Subsidiaries, or any other Person with respect thereto; provided that the preceding shall have no effect on any claims by the Company against Parent in the event of fraud.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in (x) the Parent Reports (as defined in Section 6.7(a)) filed with the SEC that are publicly available as of the date of this Agreement and were filed after December 31, 2013 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in the risk factors section or in the “Cautionary Statement Concerning Forward-Looking Statements” section of any Parent Reports, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Parent Report filed by or on behalf of Parent after the date hereof); or (y) the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the sections or subsections of this Agreement to which it corresponds in number and each other section or subsection of this Agreement only to the extent that the relevance of such item to such other section or other subsection is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

6.1. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (if and to the extent such term is so recognized in such jurisdiction) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority; and each of Parent and Merger Sub possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and necessary to carry on its business as currently conducted, except where the failure to be so organized, existing, in good standing, qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (if and to the extent such term is so recognized in such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, true, correct and complete copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and by-laws of Merger Sub, each as amended to the date of this Agreement, and each as made available is in full force and effect and Parent and Merger Sub are each not in violation of any of their respective provisions.

(a) As used herein, the term “Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries, as the case may be, taken as a whole; provided, however, that none of the following, or the direct results thereof, shall constitute a Parent Material Adverse Effect:

(i) changes in the economy or financial markets generally in the United States;

(ii) changes that are the result of factors generally affecting the industries in which Parent and its Subsidiaries operate;

(iii) changes in United States GAAP or in any Law of general applicability after the date of this Agreement;

(iv) a decline in the price, or a change in the trading volume, of the shares of Parent Common Stock; (provided, however, that the exception in this clause (iv) shall not apply to the underlying causes giving rise to or contributing to any such decline or change and shall not prevent any of such underlying causes from being taken into account in determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition);

(v) the failure to meet internal or analysts’ expectations or projections for results of operations (provided, however, that the exception in this clause (v) shall not apply to the underlying causes giving rise to or contributing to any such failure and shall not prevent any of such underlying causes from being taken into account in determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition);

(vi) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or any weather-related or other force majeure event or natural disaster;

(vii) the execution, delivery, announcement or pendency of this Agreement or the consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers or business partners) (provided that the exception in this clause (vii) shall not apply to any representations and warranties contained in this Article VI that address the consequences from the execution, delivery, announcement or pendency of this Agreement or the consummation of the Transactions); or

(viii) actions (or omissions) of Parent and its Subsidiaries taken as expressly required to comply with the terms of this Agreement (provided that the exception in this clause (viii) shall not apply to any obligation to operate in the ordinary course of business or any similar provisions in the Agreement);

provided further that, with respect to clauses (i), (ii), (iii) and (vi) above, such event, change, effect, development, state of facts, condition, circumstance or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which Parent operates.

6.2. Capitalization of Parent. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, par value $1.00, of which 104,111,821 shares of Parent Common Stock were outstanding as of the close of business on February 3, 2015 and 1,000,000 shares of preferred stock, no par value, of Parent, no shares of which were outstanding as of the close of business on February 3, 2015. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 14,731,876 shares of Parent Common Stock reserved for issuance under Parent’s employee or director benefit plans, Parent has no shares of Parent Common Stock reserved for issuance. Except as stated otherwise in this Section 6.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter. All shares of Parent Common Stock to be issued in the Merger will be, when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens.

6.3. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Transactions and the Financing.

6.4. Stock Ownership. Neither Parent nor any of its Subsidiaries owns or, prior to the Effective Time, will own, beneficially or of record, any Shares.

6.5. Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Transactions or the Financing. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions and the Financing, subject only to the approval of this Agreement by Parent as the sole shareholder of Merger Sub (which approval has been given prior to or promptly following the execution and delivery of this Agreement, and delivered to the Company pursuant to Section 7.17). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.6. Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the filing by Parent of the Form S-4 of which the Proxy Statement/Prospectus is a part, (ii) (A) the filing of a Notification and Report Form by Parent pursuant to the HSR Act and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and applicable state securities, takeover and “blue sky” Laws, (iv) any filings with the FCC as may be required pursuant to the Communications Laws, (v) the filing of the Articles of Merger with the Secretary of State of the State of Indiana and (vi) any notice pursuant to the rules and regulations of NYSE, there are no notices, reports, declarations, submissions or other filings required to be made by Parent or Merger Sub with, nor are any Consents required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions and the Financing, except where the failure to make or obtain any such Consents has not had and would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions or the Financing.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions and the Financing will not, constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of incorporation or by-laws of Parent or the articles of incorporation or by-laws Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), first refusal, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, or the creation of a Lien on any of the assets of Parent pursuant to any Contracts to which Parent or any of its Subsidiaries is a party or to which any of their respective properties, rights or other assets are subject or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions and the Financing) compliance with the matters referred to in Section 6.6(a), under any Law to which Parent is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions and the Financing.

(c) As of the date hereof, Parent and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than ten percent (10%) of the gross assets of Parent and its Subsidiaries (excluding cash and cash equivalents).

6.7. Parent Reports; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2012 (such filed or furnished forms, statements, reports and documents, including any amendments thereto, the “Parent Reports”). As of their respective dates of filing, or, in the case of Parent Reports that are registration statements filed pursuant to the requirements of the Securities Act prior to the date of this Agreement, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, (A) each Parent Report complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the applicable provisions of the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the Parent Reports filed prior to the date hereof contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Parent has made available to Company all material written correspondence with the SEC since the 2011 Distribution Date, and all written correspondence with the SEC since January 1,

2014, and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent Reports and, to the knowledge of Parent, as of the date of this Agreement, none of the Parent Reports is the subject of any ongoing review by the SEC.

(b) Parent is and has been at all times since the 2011 Distribution Date in compliance in all material respects with (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the applicable provisions of the Sarbanes-Oxley Act.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (x) all significant deficiencies in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to Company (1) a summary of any such disclosure made by management to the Parent’s auditors and audit committee and (2) any material written communication made by management or Parent’s auditors to the audit committee since the 2011 Distribution Date required or contemplated by listing standards of NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent. Parent has made available to Company a summary of all material complaints relating to other matters made through Parent’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law made since January 1, 2013.

(d) Neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as reflected, reserved for or disclosed in the most recent audited balance sheet of the Parent included in the Parent’s most recent Form 10-K, as filed with the SEC prior to the date of this Agreement, (ii) as incurred in the ordinary course of business consistent with past practice since July 2, 2014, (iii) as incurred in connection with the Transactions or the Financing or (iv) that have not had and would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions or the Financing. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent Reports.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to (1) notes consistent with past practice in kind and content and (2) normal year-end audit adjustments not material in amount or effect), and each of the foregoing financial statements (i) was prepared, or, in the case of Parent Reports filed or furnished after the date of this Agreement, will be prepared, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and (ii) complies in all material respects with the published rules and regulations of the SEC with respect thereto.

6.8. Compliance with Laws.

(a) Since January 1, 2013, the businesses of each of Parent and its Subsidiaries have been and are being conducted in compliance in all material respects with applicable Laws. No material audit (other than (x) audits in the ordinary course of business consistent with past practice in respect of Government Contracts and (y) internal Company audits that, in the case of (x) and (y), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect), to the knowledge of Parent, investigation (other than internal Parent investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect), or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(b) Parent and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such Licenses are in full force and effect in all material respects. No material default under, or material violation of, any material License has occurred. To Parent’s knowledge there is not currently threatened any revocation, adverse modification or cancellation of any material License.

6.9. Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the SEC) of Parent or any of its Subsidiaries (each, a “Parent Material Contract”) is valid and binding on Parent and any of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto and is in full force and effect, except where the failure to be valid, binding and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries, or to the knowledge of Parent, by any other party, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

6.10. Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, audits (other than (x) audits in the ordinary course of business consistent with past practice in respect of Government Contracts and (y) internal Company audits that, in the case of (x) and (y), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect), to the knowledge of Parent, investigations (other than internal Parent investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect) or other proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) as of the date of this Agreement, prevent, materially delay or materially impair the ability of Parent to consummate the Transactions and the Financing. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to (x) have a Parent Material Adverse Effect or (y) as of the date of this Agreement, prevent, materially delay or materially impair the ability of Parent to consummate the Transactions and the Financing.

6.11. Absence of Certain Changes. Between July 2, 2014 and the date of this Agreement, there has not been any event, change, effect, development, state of facts, condition, circumstance or occurrence (including any adverse change with respect to any event, change, effect, development, state of facts, condition, circumstance or occurrence existing on or prior to July 2, 2014) which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

6.12. Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4, including the Proxy Statement/Prospectus forming a part thereof, will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Proxy Statement/Prospectus.

6.13. Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

6.14. Financing. Parent has delivered to the Company (i) true, correct and complete copies of the executed bridge facility commitment letter (the “Bridge Commitment Letter”) and unsecured term loan facility commitment letter, each dated as of February 5, 2015 between Parent and Morgan Stanley Senior Funding, Inc. (together with all exhibits, annexes, schedules and attachments thereto, the “Financing Letters”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent, the amounts set forth therein (the “Financing”) and (ii) true and correct (subject to the redactions noted therein) copies of the executed fee letters each, dated as of February 5, 2015 between Parent and Morgan Stanley Senior

Funding, Inc. (the “Fee Letters”) related to the Financing. As of the date hereof, neither the Financing Letters nor the Fee Letters have been amended or modified prior to the date hereof and, to the knowledge of Parent, the commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect. If the conditions set forth in Section 8.2 have been satisfied or waived, at the Closing, the aggregate proceeds to be disbursed pursuant to the Financing, together with available cash, cash equivalents and marketable securities of Parent and Merger Sub, in the aggregate, will be sufficient to make the payment to the Exchange Agent of the aggregate Per Share Consideration, all other amounts required to be paid pursuant to Article IV and the other transactions contemplated by this Agreement. Except for the Fee Letters, as of the date hereof, there are (i) no side letters or other agreements or contracts related to the funding of the Financing other than as expressly set forth in the applicable Financing Letters or (ii) no arrangements related to the Financing that could adversely affect the availability of the Financing. Parent has fully paid any and all commitment fees or other fees required by such Financing Letters to be paid on or prior to the date hereof. As of the date hereof, the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties to the Financing Letters, in each case subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies relating to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing other than as set forth in the Financing Letters and the Fee Letters. Assuming the accuracy of the representations and warranties of the Company contained in Section 5.5(e) (Company Reports; Financial Statements; Undisclosed Liabilities), (i) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to the knowledge of Parent, any other party, under the Financing Letters and the Fee Letters and (ii) Parent reasonably believes that the conditions to the Financing contemplated in the Financing Letters and the Fee Letters to be satisfied by Parent or Merger Sub will be satisfied, at or prior to the time contemplated hereunder for the Closing; provided that no representation or warranty is being made as to whether any of the Company’s representations or warranties are true or correct or whether the Company has complied with its covenants contained in this Agreement.

6.15. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any other Person with respect thereto; provided that the preceding shall have no effect on any claims by Parent and Merger Sub against the Company or any of its Subsidiaries in the event of fraud.

ARTICLE VII

Covenants

7.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required by this Agreement) and except as required by applicable Laws, the Company shall, and shall cause its Subsidiaries to, conduct the business of it and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice and it shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to preserve their business organizations intact, maintain their Licenses and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as required by applicable Laws or (D) as set forth in Section 7.1(a) of the Company Disclosure Letter, the Company shall not do any of the following and shall cause each of its Subsidiaries not to do any of the following:

(i) adopt or propose to its shareholders any change in its articles of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company or restructure, reorganize or completely or partially liquidate;

(iii) acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets outside of the ordinary course of business consistent with past practice from any other Person, other than (A) acquisitions pursuant to Contracts in effect as of the date hereof and set forth in Section 7.1(a)(iii) of the Company Disclosure Letter and (B) any such acquisition (x) that, individually or in the aggregate, would not reasonably be expected to prevent, delay, impede or otherwise adversely affect the consummation of the Transactions and (y) pursuant to which the total value or purchase price paid or payable by the Company and its Subsidiaries would not exceed $10,000,000 individually or in the aggregate;

(iv) issue, deliver, sell, pledge, dispose of, grant, transfer, or subject to any Lien or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or the subjection to any Lien any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, stock appreciation rights, warrants, restricted stock units, restricted stock, “phantom” stock, “phantom” stock rights, stock-based performance units or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for the issuance of Shares in respect of the exercise of Company Options or the vesting or settlement of Company RSUs or Company Restricted Stock, in each case, outstanding as of the date of this Agreement in accordance with their terms and the applicable Stock Plan as in effect on the date of this Agreement, or as may be granted in accordance with, or otherwise in compliance with, the terms of this Agreement;

(v) make any loans or advances to, or any capital contributions to or investments in, any Person, other than (A) solely between or among the Company and/or one or more direct or indirect wholly owned Subsidiaries of the Company in immaterial amounts or made in the ordinary course of business consistent with past practice or (B) advances in immaterial amounts made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries for reimbursement of routine travel or immaterial business expenses and in accordance with the terms of the applicable policy in effect on the date of this Agreement;

(vi) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice), provided, that the Company may make, declare and pay one regular quarterly cash dividend in each quarter of the year ending December 31, 2015 in an amount per share not to exceed $0.1033 per quarter and with a record date consistent with the record date for each quarterly period of the year ended December 31, 2014, if the Company provides Parent with written notice of each record date it will select at least twenty (20) business days prior to the declaration date in respect of such applicable record date, (B) purchase, redeem or otherwise acquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for (i) any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) any split, combination or reclassification of capital stock of any wholly owned Subsidiary of the Company, or (iii) purchases, redemptions or other acquisitions of capital stock or other securities (x) in respect of the exercise of Company Options or for withholding of Shares to satisfy Tax withholding obligations in respect of the exercise, vesting or settlement of Company Options, Company RSUs and Company Restricted Stock, in each case, outstanding as of the date of this Agreement in accordance with their terms and the applicable Stock Plan as in effect on the date of this Agreement or (y) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in accordance with this Section 7.1) between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of such plans, arrangements or Contracts have been delivered to Parent prior to the date of this Agreement), or (C) enter into any agreement with respect to the voting of its capital stock;

(vii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for any indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than solely between or among the Company and/or one or more direct or indirect wholly owned Subsidiaries of the Company in immaterial amounts or in the ordinary course of business consistent with past practice; provided that the Company and its Subsidiaries may incur indebtedness for borrowed money, or issue or sell debt securities, in each case in the ordinary course of business consistent with past practice, in an amount up to $25,000,000 at any given time; provided further, that all such borrowings pursuant to the preceding proviso shall be repaid within 30 days of the borrowing date (on a rolling basis with respect to each portion of such borrowings);

(viii) except as set forth in the capital budgets set forth in Section 7.1(a)(viii) of the Company Disclosure Letter and consistent therewith, make or authorize any payment of, or accrual or commitment for, any capital expenditure in excess of $10,000,000 in the aggregate;

(ix) make any changes with respect to accounting policies or procedures (other than those required by changes in GAAP or applicable Law or, if applicable with respect to foreign Subsidiaries of the Company, the applicable foreign generally accepted accounting principles);

(x) settle or compromise, or offer or propose to settle or compromise, any threatened or pending actions, suits, claims, hearings, arbitrations, litigations, investigations or other proceedings before a Governmental Entity (each, a “Proceeding”) or other obligation or liability except in accordance with the parameters set forth on Section 7.1(a)(x) of the Company Disclosure Letter; provided that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief which, in either case, imposes restrictions on the business operations of the Company and its Subsidiaries (or would impose restrictions on the business operations of the Parent and its Subsidiaries, including, for the avoidance of doubt, the Company and its Subsidiaries, after the Closing);

(xi) enter into any Contract that (A) would have been a Material Contract had it been entered into prior to the date of this Agreement (other than any Contract that would constitute a Material Contract solely pursuant to clauses (i), (iv) (only with respect to Material Contracts that are letters of credit or surety bonds in the ordinary course of business consistent with past practice, and as expressly permitted pursuant to Section 7.1(a)(vii)), (vii), subclause (C) of clause (viii) (with respect to wholly owned Subsidiaries only), clause (xii) (with respect to such Material Contracts for which the Company or its Subsidiaries are a beneficiary, to the extent otherwise compliant with Section 7.2) of Section 5.13(a) and teaming agreements entered into in the ordinary course of business consistent with past practice), in each case except, for the avoidance of doubt, Government Contracts and Direct Charge Contracts, or (B) contains a change of control or similar provision that would require a material payment to the other party or parties thereto in connection with the Transactions;

(xii) amend, modify or terminate any Material Contract (other than any Contract that would constitute a Material Contract solely pursuant to clauses (i), (iv) (only with respect to Material Contracts that are letters of credit or surety bonds in the ordinary course of business consistent with past practice, and as expressly permitted pursuant to Section 7.1(a)(vii)), (vii), subclause (C) of clause (viii) (with respect to wholly owned Subsidiaries only), clause (xii) (with respect to such Material Contracts for which the Company or its Subsidiaries are a beneficiary, to the extent otherwise compliant with Section 7.2) of Section 5.13(a) and teaming agreements entered into in the ordinary course of business consistent with past practice), or cancel, release, waive or modify any material debts or waive, release, cancel, transfer, assign or pledge any material claims or rights held by it thereunder, in each case except in the ordinary course of business consistent with past practice, and except for terminations caused by expirations of Material Contracts in accordance with their terms;

(xiii) except as required by Law, (A) make, change, or rescind any material Tax election, except for any Protective 2014 Distribution Election; (B) file any material amended Tax Return of the Company or any of its Subsidiaries; (C) adopt or change any material method or period of Tax accounting; (D) settle or compromise any material claim relating to Taxes; (E) voluntarily surrender any claim for a refund of material Taxes; (F) enter into any closing agreement relating to Taxes; (G) file any material Tax Return that is inconsistent with past practice; or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

(xiv) take any action that would reasonably be expected (A) to cause any of the Applicable Distributions not to qualify as transactions under Section 368(a)(1)(D) of the Code or Section 355 of the Code or (B) to cause any stock or securities distributed in the Applicable Distributions not to be treated as “qualified property” for purposes of Section 361(c)(2) of the Code;

(xv) transfer, sell, lease, assign, license, mortgage, subject to Liens, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any or any part of its assets (including material Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein, in each case except (x) in the ordinary course of business consistent with past practice and (y) for transactions involving a de minimis amount of assets in the aggregate;

(xvi) except to the extent required pursuant to the terms of any Benefit Plan or Material Contract (or any “rabbi trusts” relating to any such Benefit Plans) in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) grant or provide any severance, termination, change in control or retention payments or benefits to any present or former director, officer, or employee of the Company or any of its Subsidiaries, (B) increase in any manner the compensation, bonus or pension, welfare, severance, termination pay, change in control, retention or other benefits to any current or former director, officer, or employee of the Company or any of its Subsidiaries, except for any increase to employees below Band A or Band B that are not material individually or in the aggregate, (C) pay any bonus to any current or former director, officer, or employee of the Company or any of its Subsidiaries, (D) grant any equity, equity-based or long-term incentive awards under any Benefit Plan or any arrangement that would have been a Benefit Plan had it been in effect as of the date of this Agreement, (E) become a party to, establish, adopt, commence participation in, amend or terminate any material compensation, employment, equity compensation, severance, termination, change in control, pension, retirement, profit-sharing, deferred compensation, incentive, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, or employees of the Company or its Subsidiaries (or newly hired employees), other than amendments that are necessary to avoid adverse tax consequences that do not increase materially costs to the Company, (F) amend or modify the terms of any outstanding equity-based or long-term incentive awards, (G) take any action to amend, waive or accelerate the vesting or payment of compensation or benefits under any Benefit Plan or award made thereunder, in each case to the extent such actions are material individually or in the aggregate, (H) take any action to accelerate the payment, or, in the case of severance or similar benefits or deferred compensation not provided under a plan that is qualified under Section 401(a) of the Code, to fund or in any other way secure the payment of such severance or similar benefits or deferred compensation under any Benefit Plan, (I) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (J) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (K) terminate without cause the employment of any executive officer of the Company, (L) forgive any loans or issue any loans (other than routine travel or business expense advances issued in the ordinary course of business consistent with past practice) to any current or former directors, officers, or employees of the Company or any of its Subsidiaries, (M) (i) hire any employee at Grade 19 or above or engage any consultant who is a natural person with aggregate annual consulting fees in excess of $150,000 or (ii) promote any executive at Grade 19 or above to a more senior position or promote any executive below Grade 19 to Grade 19 or above, (N) except for (i) communications consistent with this Agreement or (ii) as required by Law (including, without limitation, in conjunction with any effects bargaining), make any broad based written or oral communications to directors, officers or employees of the Company and its Subsidiaries pertaining to compensation or benefit matters that may be affected by the Merger and the other Transactions and that would reasonably be expected to have the effect of increasing costs of Parent or the Surviving Corporation (other than on a de minimis basis) after the Effective Time, or that reasonably could be interpreted as an agreement, authorization or commitment regarding compensation or benefit matters after the Effective Time, unless (and in the case of extenuating circumstances, to the extent time permits), the Company has made reasonable efforts to provide Parent with prior notice and the opportunity to review and comment upon any such communication, and the Company shall have considered in good faith all such comments provided by Parent that are timely received by the Company or (O) with respect to any independent contractor who is a natural person, (i) materially increase any fees or compensation payable or (ii) adopt (other than with respect to independent contractors engaged without Parent’s approval pursuant to clause (M)(i) above) or materially amend any consulting or similar agreement;

(xvii) implement or announce any plant closing, material reduction in labor force or other layoffs of employees that would be expected to incur liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries;

(xviii) enter into, amend, extend or renew any Lease, other than any Lease that will expire or that may be cancelled or terminated by Parent or the Surviving Corporation without penalty or termination payment within sixty (60) days or less of the Closing Date;

(xix) enter into any joint venture, partnership or other similar arrangement with any Person, excluding in each case any teaming agreement in the ordinary course of business consistent with past practice;

(xx) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) Affiliate or family member of any such officer or director or (iii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or any Affiliate or family member of such record or beneficial owner, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) From the date hereof until the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as the Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as may be required by applicable Law or (iv) as set forth in Section 7.1(b) of the Parent Disclosure Letter, Parent shall not, and shall cause its Subsidiaries not to, (A) amend or propose to Parent’s stockholders any amendment to Parent’s certificate of incorporation or by-laws in any manner that would prevent, materially delay or materially impair the ability of Parent to consummate the Transactions or the Financing or otherwise be adverse to the Company; (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in accordance with Section 7.1(b)(iv)(B) of the Parent Disclosure Letter), subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities, or, to the extent such action would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transaction, purchase, redeem or otherwise acquire any share of its capital stock or other securities; (C) in each case except as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions or the Financing, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets outside of the ordinary course of business consistent with past practice from any other Person, other than (X) acquisitions pursuant to Contracts in effect as of the date hereof and set forth in Section 7.1(b)(E) of the Company Disclosure Letter and (Y) any such acquisition (1) that, individually or in the aggregate, would not reasonably be expected to prevent, delay, impede or otherwise adversely affect the consummation of the Transactions and the Financing and (2) pursuant to which the total value or purchase price paid or payable by Parent and its Subsidiaries would not exceed $100,000,000 individually or in the aggregate; or (D) agree, authorize or commit to do any of the foregoing.

(c) Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. (i) The Company agrees that, except as expressly permitted by this Section 7.2, neither it nor any of its Subsidiaries nor any of its or their respective officers, directors and employees shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit, knowingly assist or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including by way of furnishing any non-public information or data concerning the Company or its Subsidiaries or any assets owned (in whole or part) by the Company or its Subsidiaries to any Person in furtherance of an Acquisition Proposal or if it would reasonably be expected to lead to an Acquisition Proposal;

(B) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement referred to in Section 7.2(a)(ii) entered into in compliance with

Section 7.2(a)(ii)) (an “Alternative Acquisition Agreement”) relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal;

(C) grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person entered into after the date of this Agreement if the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law; or

(D) engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal.

(ii) Notwithstanding anything in the foregoing to the contrary, following the receipt of an Acquisition Proposal that was made after the date hereof in circumstances not otherwise involving a breach of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person that has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (provided that any such confidentiality agreement shall expressly permit the Company to provide copies of forms of agreements in respect of such Acquisition Proposal to Parent and its Representatives as contemplated in Section 7.2(e)) and promptly discloses (and, if applicable, promptly provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person that has made such an unsolicited bona fide written Acquisition Proposal; and (C) after having complied with Section 7.2(e), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its outside legal counsel and with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and with its financial advisor) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer or indication of interest from any Person (other than Parent or its Affiliates) relating to any (i) direct or indirect acquisition, purchase, lease, license, outsourcing, exchange, transfer or other disposition, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its material Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting power or economic interest in any class of equity securities of the Company or any of its material Subsidiaries, or (iv) merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, or any of its material Subsidiaries, other than the Transactions, that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries.

“Intervening Event” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that was not known to, or reasonably foreseeable by, the board of directors of the Company on the date of this Agreement, and that becomes known to the board of directors of the Company before the Requisite Company Vote; provided, that in no event will the receipt, existence of, or terms of any Acquisition Proposal, or any inquiry relating thereto or any consequence thereof, constitute an Intervening Event.

“Superior Proposal” means a written, unsolicited, fully financed and bona fide Acquisition Proposal that would result in any Person (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Transactions after taking into account all relevant factors, including all terms and conditions of such offer and this Agreement (including any revisions to the terms of the Transactions contemplated by Section 7.2(e) and the time likely to be required to consummate such Acquisition Proposal).

(c) No Change of Recommendation. Except as set forth in Section 7.2(d) and Section 7.2(f), the board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or announce any intention to or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

(ii) fail to publicly affirm upon Parent’s request as promptly as practicable (but in any event within five (5) business days after Parent’s request) after a public announcement of an Acquisition Proposal (or if the Termination Date or scheduled date of the Shareholders Meeting is less than five (5) business days from the receipt of such request from Parent as promptly as practicable following such request) (other than in the case of an Acquisition Proposal in the form of a tender offer or exchange offer) the Company Recommendation (provided that Parent may make such request only once in any seven (7)-day period);

(iii) (A) fail to recommend unequivocally against acceptance of any tender offer or exchange that is publicly disclosed (other than by Parent or an Affiliate of Parent) prior to the earlier of (x) the day prior to the date of the Shareholders Meeting and (y) the eleventh (11th) business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (B) recommend that the shareholders of the Company tender their Shares in such tender offer or exchange offer; or

(iv) fail to include the Company Recommendation in the Proxy Statement/Prospectus distributed to the Company’s shareholders in connection with the Shareholders Meeting;

(v) make any other public statement in connection with the Shareholder Meeting that is inconsistent with the Company Recommendation; or

(vi) approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in Sections 7.2(c)(i) through 7.2(c)(vi) being referred to as a “Change of Recommendation”).

(d) Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 7.2(e), prior to the time, but not after, the Requisite Company Vote is obtained, if an Acquisition Proposal has been made after the date hereof, the board of directors of the Company may make a Change of Recommendation in response to such Acquisition Proposal or terminate this Agreement pursuant to Section 9.3(b) if, and only if, (i) such Acquisition Proposal did not result from a breach of this Section 7.2; and (ii) the board of directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 9.3(b) would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(e) Prior to making any Change of Recommendation in connection with an Acquisition Proposal and prior to terminating this Agreement pursuant to Section 9.3(b) (to the extent permitted under Section 7.2(d)): the Company shall deliver to Parent a written notice (a “Superior Proposal Notice”) stating that the board of directors of the Company intends to take such action pursuant to Section 7.2(d) and, if applicable, intends to cause the Company to enter into the Alternative Acquisition Agreement, a copy of the proposed form of which shall be delivered with such notice, together with copies of any related documents. During the four (4) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (the “Negotiation Period”), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the board of directors of the Company in good faith. Each time the financial or other material terms of such Acquisition Proposal are amended, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the Negotiation Period shall be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice.

(f) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may make a Change of Recommendation in response to an Intervening Event if, and only if, the board of directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that a failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary obligations under applicable Law; provided, however, that the Company shall deliver to Parent a written notice stating that the board of directors of the Company intends to take such action pursuant to this Section 7.2(f) no less than four (4) business days prior to making such Change of Recommendation.

(g) Notwithstanding anything to the contrary set forth this Agreement, unless this Agreement is terminated pursuant to, and in accordance with, Article IX, (i) the obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting and to hold a vote of the Company’s shareholders on the approval of this Agreement at the Shareholders Meeting pursuant to Section 7.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by a Change of Recommendation, and (ii) in any case in which the Company makes a Change of Recommendation pursuant to this Section 7.2, the Company shall nevertheless submit this Agreement to a vote of its shareholders at the Shareholders Meeting for the purpose of the approval of this Agreement.

(h) Nothing contained in this Section 7.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the board of directors of the Company (after consultation with outside counsel), failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities Law or its fiduciary obligations under Indiana Law; provided that (x) if such disclosure does not reaffirm the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and (y) the board of directors of the Company may not effect a Change of Recommendation unless permitted to do so by this Section 7.2; provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered a Change of Recommendation.

(i) Existing Discussions. The Company shall, and shall cause its Subsidiaries and their respective directors, officers and other Representatives to, immediately cease any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person, in each case that may be ongoing with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal. The Company shall take the necessary steps to promptly inform the individuals or entities referred to in the preceding sentence of the obligations in this Section 7.2. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information furnished to such Person prior to the date hereof by or on behalf of it or any of its Subsidiaries. The Company and its Subsidiaries shall use reasonable best efforts to enforce any confidentiality agreements entered into with any Person in connection with any Acquisition Proposal if requested to do so by Parent, subject to Section 7.2(a)(i)(C).

(j) Notice. Without limiting anything in this Section 7.2, the Company shall promptly (and, in any event, within 48 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to an Acquisition

Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall (x) keep Parent reasonably informed, on a current basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any Person that describes any of the financial or other material terms or conditions of any Acquisition Proposal.

(k) The violation of any of the provisions of this Section 7.2 by any of the Company’s Subsidiaries or any of its or such Subsidiaries’ respective Representatives shall constitute a breach of this Agreement by the Company.

7.3. Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to establish a record date for, duly call and give notice of a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the Form S-4 is declared effective (and in no event more than 45 calendar days after the Form S-4 becomes effective), and as promptly as practicable convene and hold the Shareholders Meeting, to consider and vote upon the approval of this Agreement (and if such meeting is an annual meeting of the Company and not a special meeting, such other customary matters as may be appropriate for an annual meeting of shareholders of the Company), cause such vote to be taken and completed as soon as practicable and shall not postpone or adjourn such meeting except to the extent required by Law or with the prior written consent of Parent. Subject to Section 7.2(d), Section 7.2(e) and Section 7.2(f) hereof, the board of directors of the Company shall recommend such approval, include the Company Recommendation in the Proxy Statement/Prospectus, shall use its reasonable best efforts to obtain and solicit such approval of this Agreement. Notwithstanding the foregoing, if on a date within two (2) business days of the date the Shareholders Meeting is scheduled (the “Original Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is timely provided to the Company’s shareholders, the Company may, or if Parent so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Shareholders Meeting as long as the date of the Shareholders Meeting is not postponed or adjourned more than ten (10) calendar days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) calendar days from the Original Date in reliance on the preceding sentence. The Company shall (i) keep Parent reasonably updated concerning proxy solicitation results on a timely basis (including, if requested by Parent, promptly providing daily voting reports) and (ii) provide written notice to Parent on the day preceding the Shareholders Meeting and on the day of, but prior to the Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote have been obtained.

7.4. Filings; Other Actions; Notification.

(a) Form S-4 and Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (i) cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, (ii) to promptly notify the other of, cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (iii) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (iv) cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders as promptly as practicable after such declaration of effectiveness and (v) to keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions. Each party shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. No filing, amendment, supplement or distribution of the Form S-4 or the Proxy Statement/Prospectus will be made without provision to Parent and the Company of a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared by the party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the shareholders of the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger and (B) all orders of the SEC relating to the Form S-4.

(b) Cooperation. Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions prior to the Termination Date, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 20 calendar days after the date of this Agreement all applications required to be filed with the FCC and the notification and report form required under the HSR Act) and obtaining all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall require Parent to propose, negotiate, commit to, consent to, or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, lease, divestiture, disposition or any other encumbrance of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates, other than, to the extent required to satisfy the conditions set forth in Section 8.1(b) and 8.1(c) prior to the Termination Date, the sale, transfer, license, lease, divestiture, disposition or other encumbrance of the Company’s tactical communications systems business unit’s operations to the extent involving sales to the U.S. Department of Defense. The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations from any Governmental Entity in connection with the Transactions without the prior written consent of Parent (which, subject to this Section 7.4(b), may be withheld in Parent’s sole discretion). Notwithstanding anything to the contrary in this Agreement, if requested by Parent in writing, the Company shall take or agree to take any of the actions referred to above if they are effective only after the Effective Time. Subject to applicable Laws relating to the exchange of information, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Transactions by any Governmental Entity. At Parent’s request, the Company agrees to assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Transactions by any Governmental Entity. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors and officers and such other matters as may be reasonably necessary or advisable in connection with the Form S-4 and the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(d) Status. Subject to applicable Laws and except as prohibited by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. Each of the Company and Parent shall promptly notify the other of (i) any proceeding, or to the knowledge of the Company or Parent, as applicable, investigation, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, and (ii) the occurrence of any event which, individually or in the aggregate, has had or would be reasonably likely to (A) have a Parent Material Adverse Effect (in the case of Parent’s notification obligation) or a Company Material Adverse Effect (in the case of the Company’s notification obligation) or (B) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice pursuant to this Section 7.4(d) shall not (x) affect or be deemed to modify any representation or warranty made by any party herein or the conditions to the obligations of the parties hereto under this Agreement or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter. Neither party nor any of its Representatives shall participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions (except, in the case of such inquiries, to the extent arising as a result of a party’s business relationship pursuant to a Government Contract with such Governmental Entity and that do not relate to any potential Consent or Restraining Order) unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Other Cooperation. To the extent reasonably requested by Parent, the Company shall reasonably cooperate with Parent in Parent’s efforts to obtain, and shall use its reasonable best efforts to obtain, any Consents necessary or advisable to be obtained from any third party (excluding for the purposes of this Section 7.4(e), any Governmental Entity) in connection with the Transactions. For the avoidance of doubt, actually obtaining such Consents shall not be a condition to the Closing.

7.5. Access and Reports. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and in each case (X) subject to the Confidentiality Agreement, (Y) subject to applicable Law, and (Z) for purposes of furthering the Transactions (including integration matters) or for purposes of obtaining additional information relating to the ongoing operations of the Company and its Subsidiaries or developments in the businesses of the Company and its Subsidiaries, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) (a) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, assets, books, contracts, Tax Returns, and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information concerning its business, properties, finances, operations, assets, liabilities, litigation matters, environmental matters, cash-flow reports and personnel as may reasonably be requested and (b) from time to time, provide an updated version of Section 5.2(a) of the Company Disclosure Letter with respect to the number of outstanding Company Options, Company Restricted Stock and Company RSUs, as of the date of request by Parent or such other date as may be specified by Parent; provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement or update any section of the Company Disclosure Letter; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable good faith judgment of the Company (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries (provided that the Company and Parent will utilize a joint defense agreement or implement such other techniques if doing so would reasonably permit the disclosure of such information without jeopardizing such privilege) or (iii) undertake or permit to be undertaken any invasive or subsurface investigations of any properties or facilities. With respect to each Benefit Plan that is a Multiemployer Plan, as soon as reasonably practicable after the date of this Agreement, the Company shall (i) deliver or make available to Parent a copy of all material documents received by the Company or any of its Subsidiaries during the twelve (12) month period prior to the date of this Agreement from the sponsor of such Multiemployer Plan (or its authorized representative) and (ii) provide the estimated aggregate withdrawal liability of the Company and its Subsidiaries for each Multiemployer Plan as most recently communicated to the Company or any of its Subsidiaries in writing by the sponsor of such Multiemployer Plan (or its authorized representative). As soon as reasonably practicable after the date of this Agreement, the

Company shall deliver to Parent copies of calculations with respect to Section 280G of the Code (whether or not final) with respect to any disqualified individual who is a Band A or Band B executive in connection with the Transactions contemplated by this Agreement. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver or make available to Parent a copy of all (1) material correspondence to or from any Governmental Entity regarding any Benefit Plan received in the last three years relating to any material controversy, audit, amnesty, voluntary compliance, self correction or other material matter and (2) any of the items listed in Section 5.10(b) not delivered or made available to Parent as of the date of the Agreement. All such information shall be governed by the terms of the Confidentiality Agreement.

7.6. NYSE Listing; NYSE Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

7.7. Publicity. The initial press release regarding the Transactions shall be a joint press release by the Company and Parent. Thereafter, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto; provided, however, that neither Parent nor the Company shall be prohibited from making such disclosure to the extent that such party shall have reasonably determined in good faith (after consultation with its outside legal counsel) that such disclosure without prior consultation is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided further, however, that such prior consultation shall not be required with respect to press releases or public announcements that have substantially identical content to prior press releases or public announcements that have been the subject of consultations pursuant to this Section 7.7.

7.8. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on December 31 of the year in which the Effective Time occurs, the employees of the Company and its Subsidiaries immediately before the

Effective Time (the “Company Employees”) continuing after the Effective Time will be provided with (1) annual base salary or base wage rate, (2) annual target cash incentive opportunities and (3) employee pension and welfare benefits (excluding equity and long-term incentive compensation and benefits under any defined benefit pension plan) under employee benefit plans, that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Company Employees immediately prior to the Effective Time; provided that the requirements of this sentence shall not apply to Company Employees who are covered by a collective bargaining agreement, and provided further that Parent shall not, and shall not permit the Company or any other Affiliate of the Parent to, amend the Exelis Salaried Retirement Plan to cause any reduction of benefit accruals to occur thereunder prior to December 31, 2016 (unless Xylem Inc. and ITT Corporation provide written consent to any such amendment).

(b) Parent shall cause the Surviving Corporation to assume and honor the employee benefit obligations to current and former employees under the Benefit Plans set forth on Section 7.8(b) of the Company Disclosure Letter, subject to the rights of amendment or termination provided therein.

(c) Parent will use its reasonable best efforts to (i) cause any employee benefit plans in which the Company Employees are entitled to participate after the Effective Time to take into account, for purposes of eligibility and vesting thereunder (other than with respect to the accrual of benefits under any defined benefit pension plan of Parent or any frozen employee benefit plans of Parent and other than to the extent it would result in a duplication of benefits for the same period of service), service by the Company Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or its Subsidiaries, (ii) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Company Employees and their eligible dependents, except to the extent such pre-existing conditions or limitations and eligibility waiting periods would not have been satisfied or waived under a comparable plan of the Company or its Subsidiaries, (iii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (iv) cause any evidence of insurability requirement under any group life insurance plan and any group long term disability plan of Parent or its Affiliates to be waived with respect to Company Employees at the time that the Company Employees initially become eligible for coverage under such plans (the “Welfare Integration Date”), except to the extent that any such Company Employee may be required to provide evidence of insurability under the group life insurance plan or group long term disability plan of the Company in which such Company Employee participates immediately prior to the Welfare Integration Date, and provided that the election of such coverage under the group life insurance plan and group long term disability plan of Parent or its Affiliates on the Welfare

Integration Date does not exceed the level of such coverage in effect for such employee under the respective plan of the Company immediately prior to the Welfare Integration Date.

(d) At the Effective Time, each long-term cash incentive award grant under the Stock Plans (“Company TSR Award”) that remains outstanding and unpaid as of the Effective Time shall vest in accordance with the terms of the applicable Stock Plan and award agreement, and shall be paid in cash, without interest and less applicable Taxes required to be withheld with respect to such payment, at the time or times provided under the terms of such Company TSR Award.

(e) If requested by Parent in writing at least seven (7) business days before the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

(f) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment or modification of any particular Benefit Plan, (2) give any third party any right with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain or (3) prevent Parent, the Surviving Corporation or any of their Affiliates from (i) amending, modifying or terminating any Benefit Plan or (ii) terminating the employment of any Company Employee at any time for any or no reason.

7.9. Expenses. Except as otherwise provided in Section 9.4(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Form S-4 and printing and mailing the Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

7.10. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each present and former director and officer appointed by the Company’s board of directors (or equivalent fiduciaries) of the Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such individual in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its articles of incorporation or by-laws in effect on the date of this Agreement to indemnify such individual (and Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides the undertaking required by applicable Law to repay such advances if it is ultimately determined that such individual is not entitled to indemnification).

(b) For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, contain in the articles of incorporation and by-laws of the Surviving Corporation, provisions no less favorable (individually and in the aggregate) with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company and its Subsidiaries as the provisions of the Company’s and any of its Subsidiaries’ respective articles of incorporation, by-laws (or comparable organizational documents) in effect on the date hereof, except as may be required by applicable Law; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain (and, in either case, Parent shall cause the Surviving Corporation to keep in effect thereafter) “tail” (A) directors’ and officers’ liability insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); provided, however, that in no event shall the Company expend for such insurance policies an aggregate amount in excess of 200% of the annual premium amount paid by the Company for the Company’s D&O Insurance during the most recently completed fiscal year prior to the date of this Agreement and (B) fiduciary insurance policies with a claims period of at least three (3) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to fiduciary liability insurance (collectively, “Fiduciary Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); provided, however, that in no event shall the Company expend for such insurance policies an aggregate amount in excess of 500% of the annual premium amount paid by the Company for the Company’s Fiduciary Insurance during the most recently completed fiscal year prior to the date of this Agreement. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect (A) for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such insurance policies an aggregate amount in excess of 200% of the annual premium amount paid by the Company for the Company’s D&O Insurance during the most recently completed fiscal year prior to the date of this Agreement; and, provided, further, that if the aggregate amount payable for of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount and (B) for a period of at least three (3) years from and after the Effective Time the Fiduciary Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable Fiduciary Insurance for such three-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such insurance policies an aggregate amount in excess of 500% of the annual premium amount paid by the Company for the Company’s Fiduciary Insurance during the most recently completed fiscal year prior to the date of this Agreement; and, provided, further, that if the aggregate amount payable for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation or the properties and assets thereof shall assume all of the obligations set forth in this Section 7.10.

(e) The obligations under this Section 7.10 shall not be terminated, amended or otherwise modified in such manner as to adversely affect any Indemnified Party, his or her heirs, and his or her representatives, without the prior written consent of such affected Person. The provisions of this Section 7.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives from and after the Effective Time and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the articles of incorporation, by-laws or other equivalent organizational documents, any and all agreements of or entered into by Company or any of its Subsidiaries, or applicable Law (whether at law or in equity). The provisions of this Section 7.10 shall survive the consummation of the Merger.

7.11. Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company, Parent and Merger Sub and their respective boards of directors shall grant such approvals and take all such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.12. Litigation. The Company shall reasonably promptly provide Parent with notice of, and copies of all pleadings and material non-privileged correspondence relating to, any civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings against the Company or any of its directors or officers arising out of or relating to the Transactions (a “Transaction Proceeding”); provided that the Company and Parent will utilize a joint defense agreement or implement such other techniques if doing so would reasonably permit the disclosure of privileged information without jeopardizing such privilege. The Company shall keep Parent apprised on a continuous basis of all other material developments with respect to all Transaction Proceedings. The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of each Transaction Proceeding. No settlement or compromise in respect thereof shall be offered, proposed or agreed to without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) except as set forth on Section 7.12 of the Company Disclosure Letter.

7.13. Financing Cooperation.

(a) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Letters (as may be amended in accordance with the terms below), and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Letters or the Fee Letters, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing, (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur or (z) adversely impact the ability of Parent to enforce its rights against any other party to the Financing Letters or the definitive agreements with respect thereto, other than, in each case, (i) a waiver of any closing conditions by lender(s) or their agent or (ii) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Letters as of the date hereof or to reassign titles to such parties who had executed the Financing Letters as of the date hereof; provided, that Parent shall have the right to substitute other financing for all or any portion of the Financing from the same and/or alternative Financing Sources; provided further, that such substitution shall only be permitted if (i) the terms thereof would not be reasonably expected to delay or prevent the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, and (ii) the conditions to the Financing set forth in the Financing Letters would not be expanded or modified in a manner that would reasonably be expected to delay or prevent the Closing, provided still further, that any such substitute financing shall not obligate the Company prior to the Closing as a surety, guarantor or indemnitor or require the Company to extend credit to any Person. Any reference in this Agreement to: (A) “Financing,” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 7.13(a), and (B) “Financing Letters” and “Fee Letters” shall include such documents as amended or modified in compliance with this Section 7.13(a). “Financing Sources” are the Persons (other than Parent or any of its Affiliates) that are committed to provide (directly or indirectly), or otherwise entered into agreements that are in full force and effect in connection with, the Financing or other financings in connection with the Transactions, including the Persons party to the Financing Letters and any joinder agreements or credit agreements relating thereto, together with their respective shareholders, Affiliates and Representatives and their successors and assigns.

(b) Parent shall use its reasonable best efforts (i) to arrange and consummate the Financing in accordance with the terms and subject to the conditions of the Financing Letters, (ii) to negotiate and enter into all definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Letters, (iii) to comply with its obligations under the Financing Letters and, in the event of a failure to fund by the Financing Sources in accordance therewith that prevents, impedes or delays closing of the Merger, to enforce its rights under the Financing Letters, (iv) to satisfy, or cause to be satisfied, on a timely basis, all conditions to such definitive agreements, to cause the parties providing Financing to meet their obligations under such definitive agreements and to consummate the Financing at or prior to the Closing to the extent the proceeds thereof are needed to make the payment to the Exchange Agent of the aggregate Per Share Consideration and to pay all other amounts required to be paid pursuant to Article IV and the other transactions contemplated by this Agreement and (v) to consummate the Financing at or prior to Closing (it being understood that this clause (b) shall not prevent the Parent from substituting other financing for all or a portion of the Financing in accordance with clause (a) above). Parent shall keep the Company reasonably informed of the status of the Financing and developments with respect thereto and shall, upon the request of the Company, provide to the Company copies of all material definitive documents related to the Financing. Without limiting the generality of the foregoing, Parent agrees to notify the Company promptly, and in any event within three (3) business days, if at any time (A) the Financing Letters shall expire or be terminated for any reason, (B) any of the other parties to the Financing Letters notify Parent that such party no longer intends to provide financing on the terms set forth therein, (C) Parent is in breach or default of its obligations under the Financing Letters or (D) to Parent’s knowledge (without a requirement of due inquiry), any of the other parties to the Financing Letters are or are alleged to be in breach or default thereunder. Parent shall not, and shall not permit any of its Subsidiaries to, (a) issue or sell any debt securities, incur debt for borrowed money or issue any equity securities, equity-linked securities or other securities, in each case, the effect of which is to reduce the Commitments (as defined in the Bridge Commitment Letter) or any other Financing unless the proceeds are placed in an escrow account or other segregated account and only released (i) to make (in whole or in part) the payment to the Exchange Agent of the aggregate Per Share Consideration and pay (in whole or in part) other amounts required to be paid pursuant to Article IV and the other transactions contemplated by this Agreement, (ii) after the payment of the aggregate Per Share Consideration to the Exchange Agent and all other amounts required to be paid pursuant to Article IV and the other transactions contemplated by this Agreement or (iii) upon or following the termination of this Agreement in accordance with Article IX (clauses (i)-(iii), the “Specified Release”), (b) obtain commitments for, or obtain loans under, any term loan facility or term bank debt the effect of which is to reduce the Commitments (as defined in the Bridge Commitment Letter) unless (i) the purpose of such loans is solely to make the payment to the Exchange Agent of the aggregate Per Share Consideration or pay the other amounts required to be paid pursuant to Article IV and the other transactions contemplated by this Agreement, (ii) the conditions to availability of such facility are (A) no more restrictive than the conditions to the availability of the Facility (as defined in the Bridge Commitment Letter) and (B) to the extent the conditions to the availability of such facility are not identical to those set forth in the Bridge Commitment Letter, not reasonably expected to delay or prevent the Closing, (iii) all lenders providing debt commitments thereunder are Investment Grade Lenders (as defined in the Bridge Commitment Letter as in effect on the date hereof); provided, that a lender providing such debt commitments thereunder may be a non-Investment Grade Lender (as defined in the Bridge Commitment Letter as in effect on the date hereof) if, and only if, an Investment Grade Lender is obligated to fund any and all commitments of such non-Investment Grade Lender (as defined in the Bridge Commitment Letter as in effect on the date hereof) if such non-Investment Grade Lender (as defined in the Bridge Commitment Letter as in effect on the date hereof) fails to fund such commitment on or prior to the Closing Date and (iv) any proceeds from any such facility received prior to the Closing are placed in an escrow account or other segregated account only released to make a Specified Release; or (c) consummate any sale or disposition of assets the effect of which is to reduce the Commitments (as defined in the Bridge Commitment Letter) unless the proceeds are placed in an escrow account or other segregated account and only released to make a Specified Release.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Letters (other than as a result of obtaining substitute debt financing in accordance with Section 7.13(a)) and such portion is reasonably required to make the payment to the Exchange Agent of the aggregate Per Share Consideration, all other amounts required to be paid pursuant to Article IV and the other Transactions (such event, an “Original Financing Failure”), Parent shall promptly notify the Company in writing of the Original Financing Failure and Parent shall use its reasonable best efforts to arrange as promptly as practicable to obtain alternative financing from alternative sources on terms and conditions not materially less favorable, taken as a whole, to Parent than those contained in the Financing Letters and the Fee Letters and in an amount, when added with cash and marketable securities of Merger Sub and Parent, at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Financing Letter”), which shall replace the existing Financing Letters; provided that any such Alternate Financing shall not obligate the Company prior to the Closing as a surety, guarantor or indemnitor or be required to extend credit to any Person. Parent shall promptly provide a true, correct and complete copy of such New Financing Letter to the Company. In the event any New Financing Letter is obtained, (i) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Financing Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Letter” shall be deemed to include the Financing Letters that are not superseded by a New Financing Letter at the time in question and the New Financing Letter to the extent then in effect and (iii) any reference in this Agreement to the “Fee Letters” shall be deemed to include any fee or other letter relating to the Financing Letters that is not superseded by a New Financing Letter at the time in question and the New Financing Letter to the extent then in effect. Notwithstanding anything to the contrary set forth in this Agreement, with the written consent of the Company, Parent shall be entitled to pursue substitute financing, the terms of which may differ from the terms set forth in the Financing Letters and such substitute financing may not constitute Alternate Financing. No actions taken by Parent, its Affiliates or their respective Representatives in connection therewith shall in and of itself constitute a breach of the obligations of Parent under this Agreement.

(d) Prior to the Closing, the Company shall use, and cause its Subsidiaries to use their, reasonable best efforts, at Parent’s sole expense, to cooperate with Parent as necessary in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including to (A) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions, (B) assist Parent and its Financing Sources in the preparation of (i) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of such Financing and (ii) materials for rating agency presentations, (C) cooperate with the marketing efforts of Parent and its Financing Sources for any portion of such Financing, (D) use reasonable best efforts to cause their independent accountants and local and internal counsel to provide customary and reasonable assistance to Parent including in connection with providing customary review of interim financial statements as provided in Statement on Auditing Standards No. 100, comfort letters and opinions of counsel, (E) provide information regarding the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, (F) provide (i) audited consolidated annual balance sheets and related statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date (it being agreed that the Company has provided such financial statements with respect to the fiscal years ended on or prior to December 31, 2013), and (ii) unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company and its Subsidiaries (which shall have been reviewed by the independent accountants for the Company and its Subsidiaries as provided in Statement on Auditing Standards No. 100) for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year, which in each case of subclauses (F)(i) and (ii) are prepared in accordance with GAAP) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period), and (G) assist Parent in obtaining surveys and title insurance as reasonably requested by Parent; provided, in each case, that (1) none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with such financing that is not contingent on the Closing, except such expenses for which Parent is obligated to reimburse the Company, (2) the pre-Closing board of directors of the Company and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which such financing is obtained, (3) none of the Company or any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents (other than customary authorization and representation letters), including any credit or other agreements, pledge or security documents, or other certificates or documents in connection with such financing, (4) neither the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of such financing, (5) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood that the Company and its Subsidiaries shall assist Parent in Parent’s preparation of the pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, including providing customary information regarding the Company and its Subsidiaries reasonably requested to assist in the preparation of such pro forma financial statements, and using its reasonable best efforts to cause its auditors to provide all assistance reasonably requested in connection therewith), (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of such financing (it being understood that the Company will use its reasonable best efforts to provide updated budgets or projections to the extent reasonably requested to permit the Parent to prepare an updated budget or projections for use with the rating agencies or the Financing), (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, professional advisors and representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of such financing, any information provided in connection therewith (other than arising from information provided by the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives. Except for the representations and warranties of the Company set forth in Article V of this Agreement, the Company shall not have any liability to Parent in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.13. Parent shall promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. Subject to Parent’s indemnification obligations under this Section 7.13, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of such financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent acknowledges and agrees that obtaining the financing contemplated by this Section 7.13, or any other financing, is not a condition to the Closing, and affirms its obligations to consummate the Transactions (subject to the conditions contained in Article VIII) irrespective and independently of the availability of any such financing.

(e) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Financing Letters and the definitive agreements with respect thereto.

7.14. Section 16 Matters. The board of directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock, (ii) the conversion of Company Options, Company RSUs and Company Restricted Stock set forth in Section 4.5 and (iii) the acquisition of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.

7.15. Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.16. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

7.17. Parent Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 23-1-29-4 of the IBCL, in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement and the Transactions, and shall promptly provide a copy thereof to the Company.

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote.

(b) Governmental Consents. (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) all Consents required to be obtained from the FCC pursuant to the Communications Laws in connection with the Merger shall have been obtained and be in full force and effect (together, the Consents set forth in clauses (i) and (ii), the “Required Government Consents”).

(c) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other action (whether temporary, preliminary or permanent) that is in effect and makes illegal, restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, “Restraining Orders”).

(d) NYSE Listing. The Parent Common Stock to be delivered to the Company’s shareholders shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.2 (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case as of such specified earlier date), except for any failures in the accuracy of any such representations and warranties that, individually or in the aggregate, are de minimis in nature and amount. The representations and warranties of the Company contained in Section 5.1 (but solely the first sentence thereof) (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.4(b)(i) (Government Filings; No Violations; Certain Contracts), Section 5.15 (Takeover Statutes) and Section 5.23 (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case as of such specified earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any Company Material Adverse Effect or other materiality qualifications or limitations therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case as of such specified earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 8.2(b) have been satisfied.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, circumstance or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a Company Material Adverse Effect.

8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 6.1 (but solely the first sentence thereof) (Organization, Good Standing and Qualification), Section 6.2 (Capitalization of Parent), and Section 6.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case as of such specified earlier date). All other representations and warranties of

Parent contained in this Agreement shall be true and correct (without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified earlier date, in which case as of such specified earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE IX

Termination

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 5, 2015 (as it may be extended below, the “Termination Date”), provided that if on such date any of the conditions to the Closing set forth in Section 8.1(b) or Section 8.1(c) (to the extent that such Restraining Order is in respect of any Required Government Consent) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties, be extended to November 5, 2015, (b) the Requisite Company Vote shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement or (c) any Restraining Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement, including Section 7.4(b), in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger or the failure of the Merger to occur by the Termination Date.

9.3. Termination by the Company.

This Agreement may be terminated by the Company and the Merger may be abandoned by action of the board of directors of the Company if:

(a) Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) is not capable of being cured prior to the Termination Date or, if capable of being cured, shall not have been cured by Parent by the thirtieth (30th) day after written notice thereof is given by the Company to Parent;

(b) at any time prior to (but not after) obtaining the Requisite Company Vote if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 7.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of this Agreement, (ii) concurrently with the termination of this Agreement the Company, subject to complying with the terms of Section 7.2, enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 9.4(b); or

(c) (1) the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be first satisfied at the Closing; provided that such conditions are capable of being satisfied as of the date of the termination of this Agreement) are satisfied, (2) the Company has confirmed by written notice to Parent that all conditions set forth in Section 8.3 are satisfied (other than those conditions that by their nature are to be first satisfied at the Closing; provided that such conditions are capable of being satisfied as of the date of the termination of this Agreement) or that it irrevocably waives any unsatisfied conditions in Section 8.3 and (3) Parent and Merger Sub fail to consummate the Transactions within three (3) business days after the delivery of such notice and the Company stood ready, willing and able to consummate the Transactions through the end of such three-business day period.

9.4. Termination by Parent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) (i) the board of directors of the Company shall have made a Change of Recommendation, or (ii) the Company shall have materially breached Section 7.2; or

(b) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (ii) is not capable of being cured prior to the Termination Date or, if capable of being cured, shall not have been cured by the Company by the thirtieth (30th) day after written notice thereof is given by Parent to the Company.

9.5. Effect of Termination and Abandonment.

(a) Except as provided in this Section 9.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything herein to the contrary (other than Section 9.5(f)), that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and material breach of this Agreement and (ii) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by (x) Parent pursuant to Section 9.4(a) or (y) either Parent or the Company pursuant to Section 9.2(b) at a time when Parent had the right to terminate this Agreement pursuant to Section 9.4(a), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay to Parent the Termination Fee (defined below), payable by wire transfer of same day funds. In the event that this Agreement is terminated by the Company pursuant to Section 9.3(b), then, prior to or concurrently with such termination, the Company shall pay to Parent the Termination Fee, payable by wire transfer of same day funds.

(c) As used herein, the term “Termination Fee” shall mean a non-refundable cash amount equal to $138,420,000, except that in the event this Agreement is terminated pursuant to Section 9.3(b) on or before March 7, 2015, then the Termination Fee shall mean a non-refundable cash amount equal to $57,675,000.

(d) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) fifteen (15) business days prior to, with respect to any termination pursuant to Section 9.2(a) or

Section 9.4(b), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 9.2(b), the date of the Shareholders Meeting), (ii) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b) (other than a termination pursuant to Section 9.2(b) to which Section 9.5(b) applies, in which case the provisions of Section 9.5(b) shall apply) or (B) Parent pursuant to Section 9.4(b) and (iii) within twelve (12) months after such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal resulting in any Person (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the assets (on a consolidated basis) of the Company or more than fifty percent (50%) of the total voting power of the equity securities of the Company, then the Company shall pay the Termination Fee to Parent upon the earliest to occur of such events, by wire transfer of immediately available funds. For purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the date of termination of this Agreement, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(c), then Parent shall promptly, but in no event later than two (2) days after the date of such termination, pay to the Company a non-refundable cash amount equal to $300,000,000, payable by wire transfer of same day funds to an account designated by the Company (the “Reverse Termination Fee”).

(f) The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 9.5 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company or Parent fails to promptly pay any applicable amount due pursuant to this Section 9.5, and, in order to obtain such payment, the Company, Parent or Merger Sub commences a suit that results in a judgment against the Company or Parent (as applicable) for the fee set forth in this Section 9.5 or any portion of such fee, the Company or Parent shall pay to Parent, Merger Sub or the Company (as applicable) its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee or the Reverse Termination Fee becomes payable and is paid in full by the applicable party pursuant to this Section 9.5, then the Termination Fee or the Reverse Termination Fee, as applicable, shall be the Company’s or Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(g) The Company, Parent and Merger Sub acknowledge that the Reverse Termination Fee and the Termination Fee are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

Miscellaneous and General

10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV (Effect of the Merger on Capital Stock; Exchange of Certificates) and Sections 7.6 (NYSE Listing; NYSE Delisting), 7.8 (Employee Benefits) and 7.10 (Indemnification; Directors’ and Officers’ Insurance) to the extent they contemplate performance after the Effective Time shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 7.5 (Access and Reports), Section 7.9 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions of which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 10.8 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

10.4. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, THE MATTERS CONTAINED IN ARTICLE I, ARTICLE II, ARTICLE III AND ARTICLE IV SHALL BE GOVERNED BY THE IBCL, INCLUDING MATTERS RELATING TO THE FILING OF THE ARTICLES OF MERGER AND THE EFFECTS OF THE MERGER AND THE ABSENCE OF APPRAISAL RIGHTS, AND ALL MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything in this Agreement to the contrary, (a) the parties hereby agree that they will not bring or support, or permit any of their Affiliates or Representatives to bring or support, any claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source (or any Financing Source’s stockholders, partners and members) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (b) the Company hereby agrees that it will not bring or support, or permit any of its Affiliates or Representatives to bring or support, any claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source (or any Financing Source’s stockholders, partners and members) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE FINANCING AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware. Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties acknowledge and agree that the Company shall not be entitled to enforce specifically the obligations of Parent and Merger Sub to effect the Closing unless all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied and the proceeds of the Financing are then available in full.

10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier, registered or certified mail, postage prepaid or e-mail (in the case of e-mail, if telephonically confirmed):

If to Parent or Merger Sub:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

Attention:	Scott Mikuen, Senior Vice President, General Counsel and Secretary
Telephone:	(321) 727-9125
E-mail:	scott.mikuen@harris.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention:	Keith A. Pagnani
Telephone:	(212) 558-4000
E-Mail:	PagnaniK@sullcrom.com

If to the Company:

Exelis Inc.

1650 Tysons Boulevard

Suite 1700

McLean, Virginia 22102

Attention:	Ann D. Davidson, Senior Vice President, Chief Legal Officer and Corporate Secretary
Telephone:	(703) 790-6333
E-mail:	ann.davidson@exelisinc.com

with a copy to (which shall not constitute notice):

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:	James P. Dougherty
Lyle G. Ganske
Telephone:	(216) 586-3939
E-mail:	jpdougherty@jonesday.com
lganske@jonesday.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon telephonic confirmation of successful transmission if sent by e-mail; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement. This Agreement (including any annexes or exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated December 4, 2014, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; provided that Section 7 of the Confidentiality Agreement shall terminate and be without further force and effect from and after the date of this Agreement. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

10.8. No Third Party Beneficiaries. Except as provided in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) only and pursuant to the last sentence of this Section 10.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date. Notwithstanding anything to the contrary in this Section 10.8, each of this Section 10.8, and Sections 10.2 and 10.5 are intended to benefit, and be enforceable by, the Financing Sources and their stockholders, partners and members.

10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

10.11. Definitions. For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13. Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement. The term “made available”

and words of similar import shall refer to availability in hard copy or electronic formats, including (X) as attachments to emails to a party’s outside corporate counsel and (Y) in virtual datarooms, provided that, in the case of availability in virtual datarooms, any such files or documents were made available at least 12 hours prior to the execution and delivery of this Agreement, and provided further, that if the applicable party or its representatives (other than counsel to the Financing Sources) accessed such files or documents in a virtual dataroom within such 12-hour period, such files or documents shall be deemed to have been made available. For purposes of this Agreement, “knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals set forth in Section 10.13 of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals set forth in Section 10.13 of the Parent Disclosure Letter (provided that for the avoidance of doubt, such reasonable inquiry shall not be construed to include communications with individuals who were not informed of the potential Transactions by management of the applicable party prior to the date hereof). For purposes of this Agreement, the “Transactions” means the Merger and the other transactions contemplated by this Agreement, excluding the Financing.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

EXELIS INC.

By:	/s/ David F. Melcher
	Name:	David F. Melcher
	Title:	Chief Executive Officer and President

HARRIS CORPORATION

By:	/s/ William M. Brown
	Name:	William M. Brown
	Title:	Chairman, President and Chief Executive Officer

HARRIS COMMUNICATION SOLUTIONS (INDIANA), INC.

By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	President and Treasurer

ANNEX A

DEFINED TERMS

Terms	Section

2011 Distributions	5.17
2011 Distribution Date	5.5(a)
2011 Distribution Letter Ruling	5.17
2011 Distribution Opinion	5.17
2011 Distribution Representation Letters	5.17
2011 Distribution Tax Matters Agreement	5.17
2011 Plan	5.2(a)
2014 Distribution Date	5.17
2014 Distribution Opinion	5.17
2014 Distribution Representation Letters	5.17
2014 Distribution Taxes	5.17
2014 Distribution Tax Matters Agreement	5.17
2014 Distributions	5.17
Acquisition Proposal	7.2(b)
Affiliate	5.5(d)
Agreement	Preamble
Alternate Financing	7.13(c)
Alternative Acquisition Agreement	7.2(a)(i)(B)
Amended 2011 Plan	5.2(a)
Antitrust Law	5.4(a)
Applicable Distributions	5.17
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.3(a)
Benefit Plans	5.10(a)
Book-Entry Shares	4.1(a)
Bridge Commitment Letter	6.14
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	7.2(c)(vi)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.3
Common Stock	4.1(a)
Communications Laws	5.4(a)
Company	Preamble
Company Bid	5.12(a)
Company Disclosure Letter	ARTICLE V
Company Employees	7.8

Company Government Contract	5.12(a)
Company Material Adverse Effect	5.1
Company Option	4.5(a)
Company Owned Intellectual Property	5.19(j)
Company Recommendation	5.3(b)
Company Registered Intellectual Property	5.19(j)
Company Reports	5.5(a)
Company Restricted Stock	4.5(c)
Company RSU	4.5(b)
Company TSR Award	7.8(d)
Confidentiality Agreement	10.7
Consents	5.4(a)
Constituent Corporations	Preamble
Contract	5.4(b)
Controlled Group Liability	5.10(e)
D&O Insurance	7.10(c)
Distributing Entity	5.17
Effective Time	1.3
Environmental Laws	5.16(a)(i)
ERISA	5.10(a)
ERISA Affiliate	5.10(a)
Exchange Act	5.5(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Shares	4.1(a)
Export Control Laws	5.11(c)
FAR	5.12(l)(ii)
FCC	5.4(a)
FCC License	5.11(b)
FCPA	5.11(d)
Fee Letters	6.14
Fiduciary Insurance	7.10(c)
Financing	6.14
Financing Letters	6.14
Financing Sources	7.13(a)
Form S-4	5.22
GAAP	5.1(iii)
Government Bid	5.12(o)(i)
Government Contract	5.12(o)(ii)
Governmental Entity	5.4(a)
Hazardous Materials	5.16(a)(ii)
HSR Act	5.4(a)
IBCL	Recitals
IDIQ Contracts	5.12(a)

Indemnified Parties	7.10(a)
Insurance Policies	5.20
Intellectual Property	5.19(j)
Intervening Event	7.2(b)
IRS	5.10(b)
IT Assets	5.19(j)
knowledge	10.13
Laws	5.11(a)
Leased Real Property	5.14(c)
Leases	5.14(c)
Licenses	5.11(b)
Lien	5.2(a)
Major Company Bid	5.12(a)
Major Company Government Contract	5.12(a)
Material Contract	5.13(a)
Merger	Recitals
Merger Sub	Preamble
Most Recent Balance Sheet	5.5(d)
Multiemployer Plan	5.10(b)
Negotiation Period	7.2(e)
New Financing Letter	7.13(c)
Non-U.S. Benefit Plan	5.10(a)
NYSE	5.4(a)
Open Source License	5.19(j)
Orders	5.8
Original Date	7.3
Original Financing Failure	7.13(c)
Owned Real Property	5.14(a)
Parent	Preamble
Parent Common Stock	4.1(a)
Parent Disclosure Letter	ARTICLE VI
Parent Material Adverse Effect	6.1(a)
Parent Material Contract	6.9
Parent Reports	6.7(a)
Parent Trading Price	4.2(e)
PBGC	5.10(f)
Permitted Lien	5.14(d)
Per Share Cash Consideration	4.1(a)
Per Share Consideration	4.1(a)
Per Share Equity Award Consideration	4.5(a)
Per Share Stock Consideration	4.1(a)
Person	4.2(f)
Proceeding	7.1(a)(x)
Protective 2014 Distribution Election	5.17
Proxy Statement/Prospectus	5.4(a)

Release	5.16(a)(iii)
Representatives	7.2(a)(i)
Required Government Consents	8.1(b)
Requisite Company Vote	5.3(a)
Restraining Orders	8.1(c)
Reverse Termination Fee	9.5(e)
Rollover RSU	4.5(d)
Sarbanes-Oxley Act	5.5(a)
SEC	ARTICLE V
Securities Act	5.4(a)
Shareholders Meeting	7.3
Shares	4.1(a)
Specified Release	7.13(b)
Spun Entity	5.17
Stock Plans	5.2(a)
Subsidiary	5.1
Substitute RSUs	4.5(d)
Superior Proposal	7.2(b)
Superior Proposal Notice	7.2(e)
Surviving Corporation	1.1
Takeover Laws	5.15
Tax	5.17
Tax Matters Agreements	5.17
Tax Return	5.17
Taxes	5.17
Termination Date	9.2
Termination Fee	9.5(c)
Transaction Proceeding	7.12
Transactions	10.13
U.S. Benefit Plan	5.10(c)
Welfare Integration Date	7.8(c)

A-4